PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

March 9, 2017

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 18, 2017, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.

This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2016 and the first quarter of 2017, as well as our plans for the future.  Your attention is directed to the proxy statement and notice of meeting accompanying this letter for more information regarding the matters proposed to be acted upon at the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's "notice and access" rules. We are constantly focused on improving the ways shareholders connect with information about Pinnacle, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. This will not prevent you from voting in person at the meeting, but will help to secure a quorum and avoid added solicitation costs.  If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

Sincerely,

M. Terry Turner
President and Chief Executive Officer

(Intentionally left blank)

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 18, 2017

The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the "Company") will be held on Tuesday, April 18, 2017, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

(1)	To elect fourteen persons to serve as directors for a term of one year until the due election and qualification of their successors;
(2)	To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017;
(3)	To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement that accompanies this notice;
(4)
To vote on the frequency (either annual, biennial or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company's named executive officers; and

(5)	To transact any other business as may properly come before the meeting.

The Board of Directors has set the close of business on February 24, 2017, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We are mailing a Notice of Internet Availability of Proxy Materials to many of our shareholders instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2016 Annual Report and proxy card.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.  Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

By Order of the Board of Directors,

Hugh M. Queener, Corporate Secretary
Nashville, Tennessee
March 9, 2017

Pinnacle Financial Partners, Inc.

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

* * * * * * * * *

PROXY STATEMENT FOR 2017 ANNUAL MEETING

* * * * * * * * *

The Board of Directors (the "Board") of Pinnacle Financial Partners, Inc. (the "Company") has made this proxy statement and accompanying proxy card available to you on the Internet, or upon your request, has delivered such materials to you in printed form in connection with its solicitation of proxies for use at the 2017 Annual Meeting of Shareholders (the "Meeting") to be held at 11:00 a.m. CDT on Tuesday, April 18, 2017 in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, and at any adjournments of the Meeting.  The Board is soliciting proxies for the purposes set forth in the notice the Company mailed to you on or about March 9, 2017 (the "Notice of Internet Availability of Proxy Materials").

       The purposes of the Meeting are:
(i)	To elect fourteen directors for a term of one year and until their successors are elected and qualified;
(ii)	to ratify the appointment of the Company's independent registered public accounting firm;
(iii)	to approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers;
(iv)	to vote on the frequency by which the non-binding, advisory vote regarding compensation of the Company's named executive officers; and
(v)	to transact such other business as may properly be brought before the Meeting.

The close of business on February 24, 2017 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.  We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 9, 2017.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 18, 2017:

 As outlined in the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and the Company's 2016 Annual Report are available on the Internet at http://materials.proxyvote.com/72346Q.

As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), authorized, of which 49,761,376 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"), authorized, of which no shares were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the Meeting.

Pinnacle Financial Partners, Inc.

IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

·	FOR the election of the director nominees;
·	FOR the ratification of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017;
·	FOR the non-binding, advisory approval of the compensation of the Company's named executive officers as disclosed in this proxy statement;
·	For the option of holding a non-binding, advisory vote on the compensation of the Company's named executive officers every year; and
·	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If any nominee for election to the Board named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board.

You may also vote in person by attending the Meeting to be held at 11:00 a.m. CDT on Tuesday, April 18, 2017 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201.  Please be aware that cameras and other recording equipment will not be allowed in the Meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted).  You may also revoke your proxy by attending the Meeting and voting in person.  If you hold shares in "street name" and you wish to cast your vote or change your vote at the Meeting, please bring a copy of your brokerage statement reflecting your share ownership as of the record date for the Meeting.

Shareholder Approval Requirements

A quorum will be present at the Meeting if at least 24,880,689 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company's outstanding shares of Common Stock as of the record date.  According to Tennessee law and the Company's Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for" or "against" or "abstain" from voting, together with all broker nonvotes will be counted for purposes of determining whether a quorum is present.

Broker Proxies.  Proxies that are returned to us by brokers that have not received instructions to vote on one or more proposals and do not vote on such proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.  Under the rules of the New York Stock Exchange (the "NYSE"), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The proposals regarding the election of directors, the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers and the approval, on a non-binding, advisory basis, of the frequency with which the Company will hold such future votes, in each case, as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters. The ratification of the appointment of the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 is considered routine and therefore your broker may vote your shares on that matter even if your broker does not receive instructions from you.

Pinnacle Financial Partners, Inc.

Vote Required to Elect Directors.  As a result of our adopting a majority voting standard for directors at the 2015 annual meeting of shareholders, should a board nominee in an uncontested election fail to receive an affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy, then that nominee, if that individual is an incumbent director, shall tender his or her resignation to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee following the shareholder vote pursuant to the Company's Corporate Governance Guidelines.  Subsequently, the Company's Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s).  The Board shall also consider the relevant facts and circumstances when considering whether to accept or reject the Nominating and Corporate Governance Committee's recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission (the "SEC").  Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.

Vote Required to Ratify the Appointment of Crowe Horwath LLP as Described in this Proxy Statement and Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company's Named Executive Officers.  These matters will be approved if the number of shares of Common Stock voted in favor of the proposal exceed the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to either of these proposals will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether these proposals are approved so long as a quorum is present.

Vote Required to Approve, on a Non-Binding, Advisory Basis, the Frequency of the Advisory Vote on the Compensation of the Company's Named Executive Officers. As discussed above, the Company is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") to have a shareholder vote on the frequency that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company's named executive officers. Shareholders of the Company have a choice of recommending that the Company have such an advisory vote on the compensation of the Company's named executive officers once every year, once every two years or once every three years. In addition, shareholders are entitled to mark "ABSTAIN." The alternative (once every year, once every two years or once every three years) receiving the most votes will be the frequency the shareholders recommend.

     A summary of the voting provisions, provided a valid quorum is present or represented at the Meeting, for the above matters is as follows:
Vote	Director recommendation	Routine or Non-routine	Vote Requirement
Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Majority of votes cast either FOR or AGAINST each candidate will determine the result. Director nominees in uncontested elections that fail to receive a majority of votes cast in favor of their election must submit their resignation which may be accepted or rejected by the Board after receiving the recommendation of the Nominating and Corporate Governance Committee.

Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Higher number of shares cast either FOR or AGAINST the proposal will determine the result. ABSTAIN will not impact vote result.
Advisory, non-binding approval of compensation of named executive officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	Higher number of shares cast either FOR or AGAINST the proposal will determine the result. ABSTAIN will not impact vote result.
Advisory, non-binding approval of frequency of the advisory vote on the compensation of named executive officers	For every year		The alternative (once every year, once every two years or once every three years) with the most votes cast for that alternative will be the frequency recommended by the shareholders.
Pinnacle Financial Partners, Inc.

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm for the Meeting, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year's Meeting

In order for shareholder proposals for the 2018 annual meeting of shareholders to be eligible for inclusion in the Company's 2018 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, and must be received no later than the close of business on November 9, 2017.  After this date, a shareholder who intends to raise a proposal to be acted upon at the 2018 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company's 2018 proxy statement, must inform the Company in writing no later than January 23, 2018.  If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2018 annual meeting of shareholders.  Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the proxy statement), the persons named as proxies in the Company's proxy for the 2018 annual meeting of shareholders may exercise their discretionary authority to act upon any such proposal.

CORPORATE GOVERNANCE

The Company has developed sound corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace.

Corporate Governance Guidelines

The Company's Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters.  The Board believes such guidelines to be appropriate for the Company in its effort to maintain "best practices" as to corporate governance.  You may access a copy of the Company's Corporate Governance Guidelines by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.  Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Conduct on the Company's website as well.

Director Age Limit

The Company's Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board of Directors at that meeting by the Nominating and Corporate Governance Committee.

Consequently, Mr. Bone could not be nominated for another term on the Company's Board of Directors and his current term as a director will expire immediately following the Meeting.

Director Independence

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an "independent director" within the meaning of NASDAQ Listing Rule 5605(a)(2):

Harold Gordon Bone;	Renda J. Burkhart;
Charles E. Brock;	Gregory L. Burns;
Colleen Conway-Welch;	Marty G. Dickens;
Thomas C. Farnsworth, III;	Joseph C. Galante;
Glenda Baskin Glover;	William F. Hagerty, IV;
William H. Huddleston, IV;	David B. Ingram;
Ed C. Loughry, Jr.;	Gary L. Scott; and
Reese L. Smith, III

Pinnacle Financial Partners, Inc.

Conversely, M. Terry Turner, Robert A. McCabe, Jr. and Ronald L. Samuels are not considered independent.  As a result, the Company considers 83.3% of its directorate independent at this time.  In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions:
·
Under NASDAQ Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence.  In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years.  Messrs. Turner, McCabe and Samuels are executive officers of the Company, and accordingly, are not considered independent.

·
Mr. Loughry served as Vice Chairman from March 15, 2006, upon the Company's acquisition of Cavalry Bancorp, Inc. ("Cavalry"), until his retirement on December 31, 2007.  Mr. Scott was employed by the Company upon the Company's acquisition of Mid-America Bancshares, Inc. on November 30, 2007 until his retirement on October 31, 2008.  In its determination that Mr. Loughry and Mr. Scott were independent, the Board and the Nominating and Corporate Governance Committee considered the period of time that had elapsed since Mr. Loughry's and Mr. Scott's retirement, the nature and amount of payments they have received from the Company since their retirement, (including in the case of Mr. Loughry, payments currently received pursuant to a nonqualified, noncontributory supplemental retirement plan established by Cavalry prior to its acquisition by the Company), the nature of their prior positions, and the relatively brief length of their employment with the Company.  Mr. Loughry chairs the Community Affairs Committee and also serves on the Executive Committee.  Mr. Scott serves as the chairman of the Risk Committee, all members of which are required to be independent.  Mr. Scott also serves on the Nominating and Corporate Governance Committee, all members of which are required to be independent.

·
When considering the independence of Mr. Huddleston, the Nominating and Corporate Governance Committee of the Board considered the amounts paid by the Company to the engineering firm of which Mr. Huddleston is the President.  During 2016, 2015, and 2014, the Company paid to Mr. Huddleston's firm approximately $350, $1,600 and $23,300, respectively, for engineering services, which amounts were considered immaterial to Mr. Huddleston's firm and to the Company.  Mr. Huddleston serves on the Community Affairs Committee and the Trust Committee.

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with our subsidiary, Pinnacle Bank (the "Bank"), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank. For more information regarding these loans, see "Certain Relationships and Related Party Transactions" of this proxy statement.

In 2016, the independent directors held two meetings at which only independent directors were present.  The independent directors determined that the chairman of the Company's Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such meetings and at meetings of non-management directors.  In connection with his appointment as Chairman of the Nominating and Corporate Governance Committee,  Mr. Dickens was appointed and designated as the lead independent director beginning March 1, 2017 and will continue as such until his successor is elected and qualified.

Director Qualifications

The Company's Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the "Nominee Procedures") that contain certain minimum qualifications for candidates, including those candidates identified by the Company's shareholders.  The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.  Beyond the Nominee Procedures, the Board has not adopted a formal, written diversity policy.  The Board, however, does seek to include directors who, when taken with the other nominees and continuing directors, will create a Board that offers a diversity of professional experience, background, age, gender, race, perspective, viewpoints and skills that match the diversity of the communities served by the Company.

The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee's judgment:

Pinnacle Financial Partners, Inc.

·
be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

·
meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and

·
possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

·	is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;
·	has a reputation, both personal and professional, consistent with the image and reputation of the Company;
·	is highly accomplished in the candidate's field;
·	has expertise and experience that would complement the expertise and experience of other members of the Board;
·	has the ability to exercise sound business judgment; and
·	is "independent" as such term is defined by the NASDAQ Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see "Proposal #1: Election of Directors — Nominees for Election to the Board".

Service Limitations for other Public Company Boards of Directors

The Company's Corporate Governance Guidelines limit the number of public company boards of directors on which the Company's directors may serve.  Generally, non-employee directors may serve on the Company's Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards.  Employee directors are limited to the Company's Board plus two other public company boards.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the communities served by the Company.

The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws.  The Nominating and Corporate Governance Committee considers candidates recommended by the Company's shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the "Director Qualifications" and "Evaluation of Candidates" sections of this proxy statement.  Under the Company's Bylaws, any shareholder may nominate a person for election to the Company's Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 20, 2017 and the nomination satisfies the requirements in the Company's Bylaws.  Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee's consent to being named as a nominee and to serving as a director, if elected.  Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.
Pinnacle Financial Partners, Inc.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above in accordance with the procedures described under the "Evaluation of Candidates" section.  The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate's qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee's preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary's office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee of the Company will consider the candidate's qualifications, including the individual's background, skills and abilities, whether such characteristics are consistent with the Company's Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate's qualifications and characteristics fulfill the needs of the Board at that time.  The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board.  On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate's nomination for election to the Board.

Board Leadership Structure

Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate.  Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company's formation.  M. Terry Turner currently serves as a director and as the Company's President and Chief Executive Officer and has also held these positions since the Company's formation.  Additionally, pursuant to the Company's Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors and is customarily the Chair of the Nominating and Corporate Governance Committee the Lead Director's responsibilities include, among other things, supporting the Chairman of the Board in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board. The Lead Director chairs executive sessions of the independent directors at which neither the Chairman nor the President and Chief Executive Officer are present.

Due to Mr. Bone's age exceeding the maximum age at which a director can stand for election, Mr. Bone was not nominated for re-election to the Board. In connection with the Company's proposed merger with BNC Bancorp, the Company has agreed that four of BNC Bancorp's directors will join the Company's Board following the closing of the proposed merger and that the Company's Board shall be limited to eighteen total directors immediately following consummation of the merger. In order to create the necessary space on the Company's Board to accommodate the BNC Bancorp directors, the Board has decided to not re-nominate three directors at the Meeting. Accordingly, each of Ms. Conway-Welch, and Messrs. Hagerty and Huddleston were not nominated for re-election to the Board. As a result, effective as of immediately following the Meeting, the Company's Board will be reduced to 14 directors, 11 of whom are considered independent under the NASDAQ Listing Rules and the rules of the Securities and Exchange Commission. Following the Meeting, the Board will have six committees, which are the Executive Committee, the Audit Committee, the Community Affairs Committee, the Human Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee, all of which are discussed in more detail below.  Certain directors also serve on a Pinnacle Bank board committee, the Trust Committee, which assists the Board in monitoring certain Bank operations.

The Audit Committee, the Human Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee are composed entirely of independent directors within the meaning of that term in the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission.

The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight.  The Company's Chairman is highly involved in the day to day operations of the Company.  His responsibilities include but are not limited to:
Pinnacle Financial Partners, Inc.

·	Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
·	Serving as the lead business development officer for commercial clients and affluent consumers.
·	Serving as chairman of the Company's asset liability management committee.

Likewise, the Company's President and Chief Executive Officer is also charged with the overseeing day to day operations of the Company.  His responsibilities include but are not limited to:

·	Direct responsibility for the overall strategic direction of the Company.
·	Providing leadership to the Company's various communication channels both internal and external, including media and investor relations.
·	Serving as chairman of the Company's Leadership Team and Senior Management Committee.

Although people actively employed by the Company provide the primary source of day to day leadership, their actions are still subject to the oversight of the Board and its committees.  Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director.  Additionally, the Executive Committee, seventy-five percent of which is composed of independent directors, meets monthly throughout the year.  Finally, over three-fourths of the Board is independent and given the independence of the members of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

Risk Oversight

The Board is responsible for providing oversight of the Company's risk management processes. Until March 1, 2017, the Executive Committee of the Board was primarily responsible for overseeing the risk management function of the Company on behalf of the Board. In carrying out its responsibilities, the Executive Committee worked closely with the Company's Chief Risk Officer and other members of the Company's senior risk management team. The Executive Committee met at least quarterly with the Chief Risk Officer and other members of management and received a comprehensive report on risk management, including management's assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Executive Committee also received updates relating to risk oversight matters between these quarterly meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management. The Executive Committee provided a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the risk staff made a presentation on enterprise-wide risk management to the full Board. Effective March 1, 2017, and in connection with the Company's total assets exceeding $10.0 billion, the Board has established a Risk Committee of the Board, comprised entirely of independent directors. The Risk Committee will take over the risk management function previously overseen by the Executive Committee of the Board and will be principally responsible for monitoring the Company's risk exposure. The Company expects that the Risk Committee will operate much the same way as the Executive Committee has in the past in regards to the Board's risk oversight responsibilities.

In addition to the Risk Committee (and the Executive Committee prior to March 1, 2017), the other committees of the Board consider the risks within their areas of responsibility. The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company's internal audit, data security and external audit programs, though some of the Audit Committee's risk assessment responsibilities are expected to be transitioned to the Risk Committee.  For a discussion of the Human Resources and Compensation Committee's review of the Company's senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see "Executive Compensation —Compensation Risk Management" of this proxy statement.

Code of Conduct

The Company has a Code of Conduct that applies to the Company's associates and directors.  The purpose of the Code of Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.  Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.
Pinnacle Financial Partners, Inc.

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Company's Chief Executive Officer and senior financial officers are bound by the Company's Code of Conduct which contains provisions consistent with the Securities and Exchange Commission's description of a Code of Ethics.

A copy of the Company's Code of Conduct can be obtained by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.  The Company intends to disclose any amendments to, or waivers from, the Code of Conduct with respect to its directors and officers that are required to be disclosed in accordance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market.  If such disclosure is made on the Company's website it will be located in the "Investor Relations" section of the Company's website at www.pnfp.com.

Communications with Members of the Board

The Company's Board has established procedures for the Company's shareholders to communicate with members of the Board.  Shareholders may communicate with any of the Company's directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Meeting.  All of the Company's current directors who served on the Board at that time attended the 2016 annual meeting of shareholders.

PROPOSAL #1:  ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors. At the annual meeting of shareholders held in 2015, the Company's shareholders approved amendments to the Company's charter to de-classify the Board. Accordingly, directors elected at or after the 2015 annual meeting of shareholders are elected for one-year terms. Beginning with the Meeting, all of the Company's directors will stand for election annually.

The terms for all of the Company's incumbent directors expire at the Meeting.  As noted previously, Mr. Bone is no longer eligible to stand for election to the Board and Ms. Conway-Welch and Messrs. Hagerty and Huddleston were not nominated to stand for re-election at the Meeting.  The Nominating and Corporate Governance Committee has determined that all eligible candidates, with the exception of M. Terry Turner, Rob McCabe and Ronald L. Samuels, qualify as independent under the NASDAQ Listing Rules requiring that a majority of the Board meet required independence criteria.  Directors are elected until their respective successors are duly elected and qualified. Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting. The nomination of each of the nominees has been approved by the Nominating and Corporate Governance Committee.

Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting. The nomination of each of the nominees has been approved by the Nominating and Corporate Governance Committee.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed.  Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.

All of the Company's directors also currently serve as directors of the Bank.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED DIRECTOR NOMINEES.

Pinnacle Financial Partners, Inc.

Nominees for Election to the Board

The biographies of each of the nominees and continuing directors below contain information regarding the person's service as a director, business experience, service currently or at any time during the last five years on the boards of other companies that are SEC registered public companies, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Charles E. Brock (52)	Director since September 1, 2015

Since January 2013, Mr. Brock has served as president and chief executive officer of Launch Tennessee, a state wide initiative to harness innovation, capital and the entrepreneurial spirit to make Tennessee the best place in the Southeast to start a business. From 2009 to 2012 he was the managing partner of and currently is the board chairman and director of FourBridges Capital Advisors, a middle-market investment bank based in Chattanooga, Tennessee that serves clients throughout the Southeast. Mr. Brock has also served as the executive entrepreneur of CoLab, whose mission is to support entrepreneurs in the southeast Tennessee region. Additionally, he is a founding partner of Chattanooga Renaissance Fund, Chattanooga's first angel capital group committed to helping fund and mentor startup companies in the region. In 1998, Mr. Brock helped start Foxmark Media, growing it into one of the nation's leading mall advertising companies, operating in more than 35 markets. As the company's CEO and largest shareholder, he structured three rounds of private financing before selling the company in 2006 to Australian based EYE Corp, one of the world's leading out-of-home media companies. Prior to starting Foxmark, Mr. Brock held marketing and sales positions with Brock Candy Company and its successor, Brach and Brock Confections. Mr. Brock was an organizer and director of CapitalMark Bank & Trust in Chattanooga, which we acquired in July 2015. He serves on the board of the Boys & Girls Club, Outreach Haiti and as endowment chair at Good Shepherd Church. Mr. Brock earned his bachelor's degree from the University of the South, where he is a former member of the Board of Trustees. He holds a Series 7 and Series 63 license, and is also a Series 24 Registered Securities Principal. He is a director of Dixie Group, Inc., an SEC-registered company that manufactures and sells carpets and rugs.

Mr. Brock's extensive and ongoing experience with emerging growth companies, entrepreneurs, and small and medium-sized private businesses in Tennessee and the Southeast provides the Board with exceptional insight and perspective for the Company's primary market of small to medium-sized business and financially successful individuals. As a Chattanooga native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

Renda J. Burkhart (62)	Director since June 17, 2015

Ms. Burkhart is the founder and since 1982 has served as president of Burkhart & Company, P.C., a Knoxville-based certified public accounting firm that offers financial, accounting and tax consulting services to entrepreneurs and high net worth families. Ms. Burkhart also co-founded Concorde Technologies, Inc., which provided integration of information system technologies and software solutions in specialized commercial environments. She was that company's president through 1996. Before becoming an entrepreneur, Ms. Burkhart worked in the tax division of a large accounting firm. Ms. Burkhart has served on numerous boards of public and private foundations, non-profit organizations and closely held businesses. She currently serves on the boards of University Health Systems and the Cornerstone Foundation. Ms. Burkhart is a Certified Public Accountant and member of the American Institute of CPAs. She earned her bachelor's degree from the University of Tennessee.

Ms. Burkhart provides the Board with valuable insight into the Knoxville business and individual markets, and her accounting experience and expertise provide strong support to the Trust Committee of the Board. She remains an active member of the community and networks nationally among businesses serving high net worth families. Through her numerous community and professional activities, she has insight into financial markets including banking, investment management, trust and risk management.

Pinnacle Financial Partners, Inc.

Gregory L. Burns (62)	Director since June 17, 2001

Mr. Burns is President of Gregory Burns Consulting Group, LLC. Previously he was founder, president and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers, which was started in 2010 and was acquired by Urgent Care Enterprises, a joint venture between Tri-Star Health and Care Spot Express Healthcare on April 12, 2013. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O'Charley's Inc., then a registered public restaurant company, headquartered in Nashville, Tennessee.  Mr. Burns joined O'Charley's in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O'Charley's, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.

Mr. Burns currently serves on the Advisory Board of the University of Kentucky Gatton School of Business, the board of the Nashville Public Education Foundation where he was past chairman, and the board of The Dan and Margaret Maddox charitable fund. His other civic activities have included serving as chair and board member of the Nashville Chapter of the American Cancer Society and the Nashville Sports Council, and as a board member of the Nashville Ballet, the Music City Bowl, the Nashville Symphony and the Vanderbilt Ingram Cancer Center.  Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O'Charleys Inc., which at that time was a SEC registered public restaurant company.  He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications. Mr. Burns has been designated as an "audit committee financial expert" by the Board.

Marty G. Dickens (70)	Director since July 5, 2016

Mr. Dickens was President of BellSouth/AT&T TN until his retirement in October 2007, having served at the company since June 1969. Mr. Dickens is chairman of the board of Trustees of Belmont University, serves on the corporate board of Genesco, a specialty retailer that is a SEC registered public company, Lee Company, and Blue Cross/Blue Shield of Tennessee, and serves as chairman of the board of Harpeth Capital, an investment banking firm. Mr. Dickens serves on the Executive Committee and is the immediate past chairman of the YMCA of Middle Tennessee and has served on the board of Vanderbilt's Blair School of Music. Mr. Dickens served as a director of Avenue Financial Holdings, Inc. ("Avenue"), a SEC registered public bank holding company, from 2006 to July 1, 2016, when the Company acquired Avenue.

Mr. Dickens currently serves as chairman of the Music City Center Authority, which was responsible for the financing, construction and now the operation of the new Nashville convention center.  Mr. Dickens has also served as the past chairman of the Nashville Area Chamber of Commerce and the Nashville Convention and Visitors Bureau. In 2016, Mr. Dickens was inducted into the Junior Achievement Nashville Business Hall of Fame.

We believe that Mr. Dickens' leadership experience and extensive community contacts in the Nashville community, currently a major focus of our business, qualify him to serve as a member of the Board.

Joseph C. Galante (67)	Director since July 5, 2016

Mr. Galante was chairman of Sony Music from January 1995, until his retirement in July 2010. He helped launch the careers of Alabama, Clint Black, Kenny Chesney, Sara Evans, Dave Matthews, Wu Tang Clan, SWV, The Judds, Lonestar, Martina McBride, K.T. Oslin, Kellie Pickler, Carrie Underwood, Keith Whitley, Chris Young and many more. His leadership bolstered the careers of such superstars as Brooks & Dunn, Alan Jackson, Miranda Lambert and Brad Paisley. Mr. Galante served as a director of Avenue, a SEC registered public bank holding company, from 2006 to July 1, 2016, when the Company acquired Avenue.

Mr. Galante serves on the boards of the Country Music Association, Iroquois Capital, Artist Growth and Fishbowl Spirits. He is currently a mentor in residence at the Entrepreneur Center in Nashville.

Pinnacle Financial Partners, Inc.

We believe that Mr. Galante's extensive experience and contacts in the music industry, and his interest in entrepreneurial development in the Nashville community, currently major focuses of our business, qualify him to serve as a member of the Board.

Thomas C. Farnsworth, III (50)	Director since September 1, 2015

Mr. Farnsworth has spent his entire career at Farnsworth Investment Company and is president and owner of the firm. He was an integral part of the creation, financing and development of all Farnsworth-owned industrial parks and warehouse facilities in Memphis, Tennessee. In 2005, he oversaw the successful disposition of the entire Farnsworth real estate portfolio. Currently, Mr. Farnsworth is involved in the development of Harmony Reserve, an active retirement community in Vero Beach, FL. He earned a bachelor's degree in economics from Southern Methodist University. In addition to serving on the Board, Mr. Farnsworth serves on the board of Memphis Zoo, Inc. and will become its chairman in 2017.

Mr. Farnsworth served as a director of Magna Bank from 2004 until its merger with Pinnacle Bank on September 1, 2015. His business experience provides valuable knowledge regarding commercial real estate activities and insight into the Memphis business market.

Glenda Baskin Glover (64)	Director since December 1, 2013

Dr. Glover is a certified public accountant and an attorney. She has served as president of Tennessee State University since January 2013. From 1994 to 2012, Dr. Glover was the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout the accreditation process and spearheaded the implementation of the nation's first Ph.D. in Business at a historically black college and university.

Her other previous roles include serving as chairperson of the Department of Accounting at Howard University, chief financial officer of an engineering firm, tax manager at a major public utility company and accountant with a Big-Four CPA firm.

Dr. Glover has previously served as a corporate board member of three other SEC registered public corporations: Citigroup-Student Loan Corporation, American Learning Corporation and First Guaranty Bancshares. She served as either chair of the audit committee or as a financial expert on each board.

She earned her bachelor's degree from Tennessee State University, an MBA from Clark Atlanta University and completed her doctorate in business at George Washington University. She later completed her law degree from Georgetown University.

Dr. Glover's experience as a director of other publicly held companies, including other financial institutions, her deep expertise on accounting and corporate governance matters, and her relationships with other leaders in the higher education and African American communities make her a valuable addition to the Board.

David B. Ingram (54)	Director since July 5, 2016

Mr. Ingram has served as chairman of Ingram Entertainment Inc., the nation's largest distributor of DVDs and video games, since April 1996. From April 1996 through August 2012, Mr. Ingram served as chairman and president of Ingram Entertainment Inc. Mr. Ingram also has served as chairman of DBI Beverage Inc., an operator of beverage distributorships in nine major markets in California, since he founded that company in February 2002. Mr. Ingram served as a director of Avenue, a SEC registered public bank holding company, from 2006 to July 1, 2016, when the Company acquired Avenue.

Prior to these roles, he served as assistant to the treasurer of Ingram Industries Inc. and as a development officer at Duke University. Mr. Ingram is currently chairman of the Montgomery Bell Academy Board of Trustees, chairman of the Vanderbilt Owen Graduate School of Management Board of Visitors, and head of the Investment Committee for the Tennessee Golf Foundation.

We believe that Mr. Ingram's leadership experience and business contacts in the Nashville community, currently a major focus of our business, qualify him to serve as a member of the Board.
Pinnacle Financial Partners, Inc.

Ed C. Loughry, Jr. (74)	Director since March 15, 2006

Mr. Loughry served as Vice-Chairman of the Company until his retirement on December 31, 2007, a position he had held since March 15, 2006, following the merger between the Company and Cavalry Bancorp. Mr. Loughry joined Cavalry Banking in 1968 and served as president and chief executive officer of Cavalry Banking from 1982 until its merger with the Bank in March 2006.  He also served as president and chief executive officer of Cavalry Bancorp, a SEC registered public company that was Cavalry Banking's parent corporation, from its inception in 1998 until its merger with the Company in March 2006.

Mr. Loughry received his Bachelor of Science degree in finance from The University of Tennessee.

Mr. Loughry has served on the boards of directors of the Rutherford County Chamber of Commerce, the United Way, the Heart Fund, the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Atlanta (Nashville branch), the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He also received the Leader in Banking Excellence award from the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center board and the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.

Mr. Loughry's extensive banking experience, including having served as the president and a director of Cavalry, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company's market area specifically.  His institutional knowledge of all operational aspects of Cavalry's business prior to its merger with the Company and his experience as past chairman of the Tennessee Bankers Association are both valuable to the Board. He is widely respected among Tennessee community bankers and provides valuable industry knowledge to Board strategic deliberations.

Robert A. McCabe, Jr. (66)	Director since February 28, 2000

Mr. McCabe was one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976.  From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation.  In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as a director and past Chairman of Nashville Electric Service, a municipal electric distribution company. He also serves as a director of National Health Investors of Murfreesboro, Tennessee, a SEC registered public healthcare real estate investment company, and Diversicare of Nashville, a SEC registered public healthcare company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a SEC registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President's Organization, Chief Executives Organization, served as the Chairman of the Board of Trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.
Pinnacle Financial Partners, Inc.

Mr. McCabe's extensive banking and business development experience and his experience managing the day to day operations of the fee-based portion of the Company's business provide the Board with knowledge and insight into the Company's operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Ronald L. Samuels (70)	Director since July 5, 2016

Mr. Samuels was one of the co-founders of Avenue in 2006 and served as its chief executive officer and as a director from 2006 until the Company acquired Avenue in July 2016.  He formerly served as Group President of Middle Tennessee at Regions Bank.

Mr. Samuels is well known as a community leader, with a long history of board service and leadership roles, including The Tennessee Bankers Association, Country Music Association Foundation, Leadership Nashville, Partnership 2010, Music City Center Coalition, Nashville Sports Council, Music City Bowl, and Nashville Predators Foundation. He also served as Chairman of the Nashville Area Chamber of Commerce from 2008 to 2010.

We believe that Mr. Samuels' extensive experience in banking and his connections within the Nashville community, currently a major focus of our business, qualify him to serve as a member of our board of directors.

Gary L. Scott (71)	Director since November 30, 2007

Prior to our acquisition of Mid-America Bancshares, Inc. ("Mid-America") on November 30, 2007, Mr. Scott served as chief executive officer and chairman of the board of Mid-America's subsidiary, PrimeTrust Bank, from 2001 and as chief executive officer and chairman of the board of Mid-America from 2006 until November 30, 2007. Mid-America was a SEC registered public company from September 2006 until the Company acquired Mid-America. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company's operations in Dickson and Cheatham counties. After graduating from Austin Peay State University, Mr. Scott began his banking career in 1971 eventually serving as chief executive officer and chairman of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the board of the Tennessee Bankers Association and on the ABA's Community Bankers Council. He is a past president of the Cheatham County Chamber of Commerce and served as a director and treasurer of Leadership Middle Tennessee from 2001 to 2012. Presently, he is in his second term on the advisory board of the School of Business at Austin Peay State University. He has attended the Tennessee School of Banking at Vanderbilt University and the Graduate School of Banking of the South at Louisiana State University and has also received the Leader of Business Excellence award from the Tennessee Bankers Association.

Mr. Scott's extensive banking experience, including having served as the chief executive officer and chairman of Mid-America, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company's market area specifically.  His institutional knowledge of all operational aspects of Mid-America's business prior to its merger with the Company is also valuable to the Board, along with his familiarity with financial institution risk management and regulatory environments.

Reese L. Smith III (69)	Director from February 28, 2000 to February 12, 2010
Director since September 28, 2013

Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Additionally, Mr. Smith serves as a senior life director of the National Association of Home Builders, is a member of the Home Builders Association of Tennessee Hall of Fame and serves on the executive committee of the Southern League of Professional Baseball. Mr. Smith also serves on the board of Battle Ground Academy.

Mr. Smith also serves on the boards of Battle Ground Academy and Room in the Inn. He is an international member of Grace Chapel in Leiper's Fork, Tenn.

Pinnacle Financial Partners, Inc.

Mr. Smith's connection and long standing business relationship with many of the businesses and individuals in our Nashville market and past experience as a bank director, including his previous service as a director of the Company, enable him to provide valuable insights into key aspects of our commercial construction and real estate portfolios.

M. Terry Turner (62)	Director since February 28, 2000

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is president and chief executive officer of the Company and the Bank, positions he has held since the Company's and Bank's organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking, trust, and investment operations.

During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce.  Mr. Turner is an active member and CEO of the World President's Organization. He is also a member of numerous local clubs and organizations including Leadership Nashville.

Mr. Turner's extensive banking experience and his experience managing the day to day operations of the Company's business provide the Board with knowledge and insight into the Company's operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2016, the Company's Board held ten meetings. The Company's governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nominating and Corporate Governance Committee to re-nominate them to their Board seat.  All incumbent directors attended at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2016.

Pinnacle Financial Partners, Inc.

In accordance with the Company's Corporate Governance Guidelines or the Bylaws, the Company's Board has established the committees described below. As of March 1, 2017, the members of each committee were the same for the Company and the Bank and were as identified below:

	Audit Committee	Community Affairs Committee	Human Resources & Compensation Committee	Nominating & Corporate Governance Committee	Trust Committee	Executive Committee	Risk Committee
Brock		✓	✓
Burkhart					✓(C)	✓	✓
Burns	✓(C)					✓	✓
Dickens				✓(C)		✓	✓
Farnsworth			✓	✓
Galante	✓		✓
Glover	✓			✓
Ingram	✓				✓
Loughry		✓(C)				✓	✓
McCabe		✓			✓	✓
Samuels		✓			✓
Scott				✓		✓	✓(C)
Smith			✓(C)			✓	✓
Turner						✓(C)

           (C) Chairman

EXECUTIVE COMMITTEE.  Under the Company's Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters.  The independent directors of the Executive Committee are responsible for recommending to the full Board the nominees for membership on the Company's Nominating and Corporate Governance Committee.  The Executive Committee receives a quarterly report from the Company's Enterprise-Wide Risk Management Committee.  This report, which is prepared by the Company's Chief Risk Officer, addresses all major risk areas of the Company, including but not limited to Credit, Interest Rate, Liquidity, etc. As described below, a Risk Committee of the Board was formed effective March 1, 2017 and the Company expects that the Risk Committee will assume many of the Executive Committee's previous responsibilities related to risk oversight. The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy.  Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank.  The Executive Committee held twelve meetings in 2016.

RISK COMMITTEE.  The Risk Committee was established as of March 1, 2017 and was formed for the purpose of assisting the Board in its general oversight of the Company's risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company, including strategic, credit, liquidity, market, operational, compliance, reputational, legal and certain other risks. The Risk Committee's primary functions include monitoring and reviewing the Company's enterprise-wide risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of the Company's risk management functions and make recommendations to the Board as the Board seeks to effectively manage risks. The Risk Committee's charter provides that the committee shall consist of no fewer that three non-management members of the Board that meet any requirements established under the Dodd-Frank Act and the rules of the Federal Reserve Board promulgated thereunder. All members of the Risk Committee satisfy this requirement and are also independent within the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission.
Pinnacle Financial Partners, Inc.

AUDIT COMMITTEE.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee's responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com. The Audit Committee's charter provides that the Audit Committee shall consist of at least three members, all of whom shall be "independent."  Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Securities and Exchange Commission, including Rule 10A-3 promulgated under the Exchange Act.  All members of the Audit Committee are independent within the NASDAQ Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows.  The Company believes that the members of the Audit Committee meet these requirements.  Additionally, the rules and the regulations of the Securities and Exchange Commission require the Company to disclose whether it has an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.  The Company's Board has determined that Gregory L. Burns is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is "independent" as defined by the rules and regulations of the Securities and Exchange Commission.  The primary functions of the Audit Committee consist of:

·	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

·	Approving the selection of internal and external independent auditors annually;

·
Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

·
Preparing an audit committee report for inclusion in the Company's proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company's independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company's annual report filed with the Securities and Exchange Commission.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company's outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held ten meetings in 2016.

COMMUNITY AFFAIRS COMMITTEE.  The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank's community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act.  Additionally, this committee oversees the Bank's corporate contribution program.  The Community Affairs Committee held four meetings in 2016.

HUMAN RESOURCES AND COMPENSATION COMMITTEE.  The Human Resources and Compensation Committee's responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.

The Human Resources and Compensation Committee's Charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be "independent" under the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission.  Members of the Human Resources and Compensation Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Securities and Exchange Commission.  All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.
Pinnacle Financial Partners, Inc.

The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company's 401(k) plan and employee stock incentive plans.  Additionally, this committee evaluates and establishes the compensation of the Company's executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in the compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company's Leadership Team and establishes the compensation for the directors.  The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation.  The Human Resources and Compensation Committee has engaged compensation consultants for assistance in carrying out its responsibilities.  The Human Resources and Compensation Committee also approves the Company's annual compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee held seven meetings in 2016.

Compensation decisions for the Company's NEOs (as defined below) are made by the Human Resources and Compensation Committee in the executive session.  In carrying out their duties, the Human Resources and Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on "Say on Pay" and other similar votes.

In October 2015, the Human Resources and Compensation Committee selected McLagan Partners Inc. ("McLagan") as the Company's consultant for executive and director compensation matters for the fiscal year ended December 31, 2016. The McLagan consultant who performed these services reported directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that McLagan's advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company's management. These procedures include:

·	a direct reporting relationship of the McLagan consultant to the Human Resources and Compensation Committee;
·	provisions in the Human Resources and Compensation Committee's engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;
·
an annual update to the Human Resources and Compensation Committee on McLagan's financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and

·
written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.

McLagan also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company's Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.  Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2016, the Human Resources and Compensation Committee met in executive sessions and the Company's Chief Executive Officer was not present when it deliberated and voted on the compensation of the Company's Chief Executive Officer. The Human Resources and Compensation Committee's Chairman reports the Committee's recommendations on executive compensation to the Board. Independent advisors and the Company's human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews, among other things, the total fees paid to advisors and outside compensation consultants by the Company, the nature of any other services provided by the advisors and compensation consultant, any business or personal relationships between the Company and the advisors and compensation consultant, and any stock of the Company owned by the advisors and consultant to ensure that the advisors and consultant maintain their objectivity and independence when rendering advice to the committee.
Pinnacle Financial Partners, Inc.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:  The Nominating and Corporate Governance Committee's responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.

The Nominating and Corporate Governance Committee's Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be "independent" within the meaning of the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission. Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board.  As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company's shareholders.  The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement.  The Nominating and Corporate Governance Committee held five meetings in 2016.

TRUST COMMITTEE.  The Trust Committee oversees all fiduciary functions of Pinnacle Bank's trust department. The Trust Committee reviews the Bank's Trust policies and procedures annually and approves changes to the business model for the Trust Department.  The Trust Committee also approves the establishment of significant relationships with third-party providers.  The Trust Committee held four committee meetings in 2016.

Director Compensation

The following table outlines the director compensation schedules in effect during the twelve months ended February 28, 2017, and those expected for the twelve months ending February 28, 2018:

	March 1, 2016 to February 28, 2017	March 1, 2017 to February 28, 2018
Retainer fees:
Restricted shares	$55,000	$55,000
Cash, paid in quarterly installments	25,000	30,000
Annual committee chair retainers paid in quarterly installments:
Audit committee	15,000	10,000
Human Resources and Compensation	10,000	10,000
Nominating and Corporate Governance	10,000	10,000
Risk	---	10,000
Trust	6,250	6,250
Directors Loan	6,250	6,250
Community Affairs	6,250	6,250
Per meeting attendance fees:
Board meeting	1,750	1,750
Committee meeting	1,500	1,500

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board.  Additionally, directors do not receive separate compensation for serving on the Bank's Board.
Pinnacle Financial Partners, Inc.

The following table sets forth the compensation of the Company's current and former directors for services rendered during 2016:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(k)
Name	Fees Earned or Paid in Cash	Stock Awards – Grant Date Fair Value (2)	Option Awards - Grant Date Fair Value (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Harold Gordon Bone	$90,375	$42,716	$-	$-	$-	$-	$133,091
Charles E. Brock	$53,875	$42,716	$-	$-	$-	$-	$96,591
Renda J. Burkhart	$63,125	$35,258	$-	$-	$-	$-	$98,383
Gregory L. Burns	$94,875	$42,716	$-	$-	$-	$-	$137,591
Colleen Conway-Welch	$57,125	$42,716	$-	$-	$-	$-	$99,841
James C. Cope	$28,875	$42,716	$-	$-	$-	$30,000	$101,591
Marty G. Dickens	$14,250	$-	$-	$-	$-	$-	$14,250
Joseph C. Galante	$14,000	$-	$-	$-	$-	$-	$14,000
Thomas C. Farnsworth, III	$66,125	$41,819	$-	$-	$-	$-	$107,944
Glenda Baskin Glover	$63,125	$42,716	$-	$-	$-	$-	$105,841
William F. Hagerty, IV	$67,625	$34,362	$-	$-	$-	$-	$101,987
William H. Huddleston, IV	$58,625	$42,716	$-	$-	$-	$-	$101,341
David B. Ingram	$14,750	$-	$-	$-	$-	$-	$14,750
Ed C. Loughry, Jr.	$88,125	$42,716	$-	$-	$-	$95,587	$226,428
Robert A. McCabe, Jr.(1)	$-	$-	$-	$-	$-	$-	$-
Ronald L. Samuels (1)	$-	$-	$-	$-	$-	$-	$-
Gary L. Scott	$103,625	$42,716	$-	$-	$-	$-	$146,341
Reese L. Smith, III	$88,625	$42,716	$-	$-	$-	$-	$131,341
M. Terry Turner(1)	$-	$-	$-	$-	$-	$-	$-

(1)	Messrs. McCabe, Samuels and Turner were employees of the Company and thus did not receive any compensation for serving as a director in 2016.
(2)
All non-employee directors were awarded restricted share awards.  The amounts in the column captioned "Stock Awards" reflects the grant date fair value.  For a description of the assumptions used by the Company in valuing these awards please see "Note 14.  Stock Options, Stock Appreciation Rights, and Restricted Shares" of the notes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission on February 27, 2017.  The restrictions on these shares lapsed on February 28, 2017 as the recipient satisfied the vesting conditions that required the director to attend at least 75% of their assigned Board and committee meetings between the respective grant date and vesting date of February 28, 2017.

(3)
At December 31, 2016, Mr. Brock held options to acquire 31,083 shares of the Company's Common Stock (which options were originally granted by CapitalMark and converted to Pinnacle stock options in connection with the merger).

(4)
Mr. Cope and Mr. Loughry were former board members of Cavalry.  In addition to their compensation for attending Board and committee meetings, their cash retainer and equity awards, Messrs. Loughry and Cope also received payments totaling $95,587 and $30,000, respectively, in 2016 pursuant to the terms of the Cavalry supplemental retirement agreements ("Cavalry SRAs").  Pursuant to the Cavalry SRAs, Mr. Cope and Mr. Loughry are entitled to receive installment payments over a period of 15 years following retirement or having achieved retirement age equal to the value of the accumulated gains on single premium life insurance policies on the life of each director that are owned by the Company and for which the Company is the beneficiary.  Mr. Cope and Mr. Loughry are also entitled to receive any annual gains that accrue to the Company on these policies after his retirement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED DIRECTOR NOMINEES
* * * * *
Pinnacle Financial Partners, Inc.

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company's Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe Horwath LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017. The firm of Crowe Horwath LLP has served as the Company's auditors since February 29, 2016. A representative of the firm is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Crowe Horwath LLP for the 2016 fiscal year, see "Independent Registered Public Accounting Firm" below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

* * * * *

PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in the compensation discussion and analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company's shareholders.  The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.

The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company's shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company's performance.  In the proxy statement for the 2016 annual meeting of shareholders, a similar advisory vote was requested by the Company.  The results for last year's vote were as follows:

	2016 Vote Count	Percent
For	27,888,096	92.8%
Against	1,145,090	3.8%
Abstain	1,020,267	3.4%
	30,053,453	100.0%

The 2017 "Say-on-Pay" proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

"RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement."

Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company's Named Executive Officers.

This proposal is provided as required pursuant to the Dodd-Frank Act.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THIS PROPOSAL.

* * * * *
Pinnacle Financial Partners, Inc.

PROPOSAL #4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of the named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission. By voting with respect to this Proposal #4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Accordingly, the Board believes that an annual vote is consistent with the Company's efforts to engage in an ongoing dialogue with the Company's shareholders on executive compensation and corporate governance matters.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board in any way. The Board and the Human Resources and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

  "RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years."

    The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

* * * * *

EXECUTIVE COMPENSATION

The Human Resources and Compensation Committee ("the HRCC") is directly responsible for the compensation plan for the Company's "Named Executive Officers" or "executive officers."  These individuals' compensation for 2016 is included in the Summary Compensation Table.  The following table shows the name, age, term of service and position of each Named Executive Officer of the Company as of March 9, 2017:

		Officer
Name	Age	Since	Position with Company
M. Terry Turner	62	2000	President and Chief Executive
Robert A. McCabe, Jr.	66	2000	Chairman of the Board
Ronald L. Samuels	70	2016	Vice Chairman of the Board
Hugh M. Queener	61	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	58	2000	Chief Financial Officer
J. Harvey White	67	2009	Chief Credit Officer

Pinnacle Financial Partners, Inc.

M. Terry Turner has served as President and Chief Executive Officer of the Company since its organization.  Mr. Turner was employed by First American Corporation serving in various capacities from 1979 to 1999 including serving as President of the Retail Bank of First American National Bank and President of the Investment Services Group of First American Corporation.

Robert A. McCabe, Jr. has served as the Chairman of the Company since its organization.  Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Ronald L. Samuels has served as the Vice Chairman of the Company since July 1, 2016 upon the merger of Avenue Financial Holdings ("Avenue") into the Company.  Mr. Samuels was a co-founder of Avenue since 2006.  He formerly served as Group President of Middle Tennessee at Regions Bank.

Hugh M. Queener has served as the Executive Vice President and Chief Administrative Officer of the Company since its organization.  Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1987 to 1999.  Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Harold R. Carpenter has served as Executive Vice President and Chief Financial Officer of the Company and since its organization.  Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1994 to 1999.  Mr. Carpenter is a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

J. Harvey White joined the Company on June 15, 2009, and became the Company's Chief Credit Officer on September 1, 2009.  Mr. White was employed by Regions Financial Corporation and its predecessor companies beginning in 1981.  Mr. White was employed by Regions in a variety of roles and served as senior credit officer for Region's East Tennessee operations from 1999 to 2006. Mr. White was ultimately promoted to regional senior credit officer with additional oversight responsibilities for Regions' North Carolina and Virginia operations, a position he held from 2006 to April 2009.

Compensation Discussion and Analysis

Executive Summary – The Human Resources and Compensation Committee (the "HRCC") of the Company's Board of Directors seeks to ensure market competitive compensation for directors, executives and associates.  The HRCC believes that executive compensation, in particular, should be primarily performance-based in order to optimize shareholder value over the long-term.  Since its inception, the Company has adhered to the belief that shareholder value is enhanced based on consistent and sound growth in operating results that exceed those of peer firms.  The Company aligns this belief with the compensation structure by adhering to the following principles:

• 	Market-based approach to setting compensation
	Simplified executive compensation structure
• 	"Win together, lose together" incentives that are linked to corporate results
- Asset quality thresholds must be met prior to any award being paid or vested
- Cash incentives primarily focused on annual earnings and revenue growth targets
- Equity compensation is performance-based and earned over a multi-year performance period

Mr. Ronald L. Samuels, former President and CEO of Avenue – Mr. Samuel's compensation for 2016 was significantly impacted by the compensation that accrued to him from the various agreements between himself and Avenue as a result of Avenue's merger with the Company.  He was not in the employ of the Company prior to the Avenue merger on July 1, 2016 and thus he was not considered in the performance target setting for the Company for 2016.  Additionally, his 2016 compensation was not impacted by the Company's results for 2016.

Pinnacle Financial Partners, Inc.

Execution of Compensation Philosophy – Based on our philosophy, the HRCC has instituted a compensation program for the Company's named executive officers ("NEOs") which aims to align pay with performance. As pay varies with performance, we expect to pay near the 50th percentile of the compensation peer group when performance is near the 50th percentile, near the 75th percentile compensation when performance is near the 75th percentile and below median when performance fails to meet minimum expectations or thresholds.  Over time, NEO compensation has ranged from below median to above 75th percentile based on actual performance in a given year.

Consistent with previous years, the HRCC began the 2016 executive compensation setting process in the 4th quarter of 2015 and then finalized the 2016 executive compensation in January 2016. As a result, 2015 results influenced the HRCC in their executive compensation decisions for 2016.  The Company experienced outstanding earnings growth in 2015, growing EPS by 25% over 2014's results which contributed to the HRCC's belief that the compensation system did not require significant changes in 2016.

Summary of Executive Compensation for 2017

Base Salaries – Increased approximately 6% over 2015 salaries which generally placed each NEO's base salary within a range between the 50th and 75th percentiles of the peer group

Annual Cash Incentive Plan (AIP) – The NEOs participated in the same AIP as all other Pinnacle associates. Pursuant to the terms of the 2016 AIP adopted by the HRCC, for performance in excess of  target (except for Mr. White) and maximum goals, potential bonus payouts increased from 2015 to 2016 and were as follows:
	Cash Bonus Award as a % of Base Salary
NEO	Target		Maximum
	2015	2016	2015	2016
Turner	85%	100%	106%	140%
McCabe	85%	100%	106%	140%
Queener	65%	75%	81%	105%
Carpenter	65%	75%	81%	105%
H. White	60%	60%	75%	84%

The increase in the potential payouts as a percentage of base salary (except in the case of Mr. White, for target level payouts) was done to (1) maintain the target total cash (base salary plus AIP) near the 75th percentile as the peer group had experienced significant increases in cash compensation; (2) shift a portion of variable pay from equity to cash to control equity share usage; and (3) offset the decrease in LTI upside leverage for maximum performance from 175% of target to 150% of target (updates to both AIP and LTI leverage remain aligned with market practice).  Target awards for 2016 were contingent on the Company achieving a classified assets ratio of less than 35% as of December 31, 2016 as a threshold performance measure and thereafter year-over-year diluted EPS growth of approximately 21% while maximum awards required a year-over-year increase in 2016 diluted EPS of approximately 25%, in each case excluding merger-related charges and gains on sales of securities, and year-over-year revenue growth of 30.7% for target payout and revenue growth of 32.6% for payouts at the maximum level. In 2016, the Company achieved the classified asset ratio hurdle, and after adjustments deemed necessary by the HRCC for merger-related charges and investment securities gains in 2016, the Company achieved the maximum level of revenues, but did not achieve the target level of EPS performance for 2016 which resulted in below target level awards being paid pursuant to the AIP, as discussed in more detail under "2016 Performance Plan Goals and Results."
Pinnacle Financial Partners, Inc.

2016 Long Term Incentive (LTI) Equity Grant – The Company granted equity to its NEOs such that if target performance was achieved for both the AIP and LTI program, the total compensation package would approximate the 75th percentile of the peer group. This is based on the expectation that the target performance goal levels are also near the 75th percentile. The equity incentive component was 100% performance-based in the form of performance-based vesting restricted stock units ("performance units"). Consistent with 2015 LTI awards, the Company utilized a LTI plan design based on Return on Average Tangible Assets ("ROATA") and a performance period comprised of three annual performance periods. The grants in 2016 consisted of three equal tranches with settlement in shares of Common Stock based on 2016, 2017 and 2018 ROATA performance metrics established at the time of grant, and a one-year service vesting period following each annual performance period, as well as the achievement of a soundness threshold tied to the Bank's non-performing assets as a percentage of total loans plus other real estate owned (the "NPA ratio") as of December 31, 2020. Absent the NEO's death, disability, or change of control, no shares of common stock are issued in settlement of the performance units until 5 years from grant.

For the tranche of performance units tied to 2016 ROATA (which represents 33% of the total award granted in January 2016), the Company achieved maximum performance in 2016, resulting in the maximum number of performance units tied to 2016 performance being eligible to be earned if the NEO satisfies the one-year service component of the award (i.e., employed as of December 31, 2017) and Pinnacle Bank's NPA ratio at December 31, 2020 is not greater than the maximum permissible level. Additional details can be found under "2016 Performance Plan Goals and Results" below.

Even though the NEOs achieved the maximum award level in 2016, the 2016 performance units will only be earned if the NEO remains employed for one year following the 2016 performance period and the Bank achieves the NPA ratio as of December 31, 2020. Also, absent a change of control, should the NEO leave the Company prior to the date the performance units are earned for any reason other than death or disability or retirement after age 65, any unearned awards will be forfeited.

Retirement Benefits & Other Perks – Consistent with our philosophy of a simplified executive compensation structure, other than those we've assumed in connection with certain acquisitions (including the SERP we are a party to with Mr. Samuels) we do not offer a defined benefit pension plan or other supplemental retirement benefits and provide minimal perquisites to executives as Pinnacle believes wealth creation by executives should be directly linked to the performance of the Company, principally through ownership of Common Stock.

Emphasis on Performance-Based Compensation – Because we believe in aligning executive compensation with the Company's performance, a majority of pay for a NEO is provided in the form of at-risk, performance-based compensation. In addition, both the annual cash and long-term equity-based incentive plans have minimum threshold performance levels, which if not achieved, result in no performance-based incentive compensation to the NEOs.  If this occurs, the Company's total compensation for NEOs is designed to be positioned at the lowest percentile of the compensation peer group. The following charts show the mix of our CEO's 2016 target total compensation package compared to the average mix of total compensation package for CEOs in the peer group.

Approximately 71% of our CEO's compensation at target was performance-based and fully at-risk, while about 36% was performance-based for peer CEOs, on average.
Pinnacle Financial Partners, Inc.

2016 Goal Setting Process

Market Alignment of Goals – The Company's annual financial plan considers the anticipated performance of our compensation peer group based on analysts' estimates and typically requires performance at levels the HRCC believes will equal or exceed the 75th percentile. In January 2016, we conducted an analysis of the Company's diluted EPS goal compared to published analyst's EPS expectations for each of our compensation peers. Based on targeted 2016 diluted EPS growth, excluding merger-related charges and gains on sales of securities, our targeted level of 2016 diluted EPS for the AIP placed us at the 2nd highest of the 21 member peer group (91st percentile) based on the reported results of the peer group constituents. The Company's revenue target under the AIP was set at the level needed in order to approximate this target level of diluted EPS. Based on this comparison to the compensation peer group, the HRCC approved the diluted EPS and revenue performance targets under the AIP and determined it was appropriate to set target pay at the 75th percentile for achieving this level of target performance.

Long-term Nature of Equity Awards – At the time of grant of the performance units in January 2016, the HRCC established ROATA performance targets for each of the years in the three-year future performance period. The ROATA performance targets required for 2016, 2017 and 2018 were established to correlate with our diluted EPS growth goals, which were incrementally higher each year, consistent with our goal to achieve sustained increases in operating earnings.

Performance targets for each year in the three year performance period were determined by the HRCC when the awards were granted in January 2016. The HRCC established the performance targets for future years based on the following:

- the Company's 2016 Budget which was approved in December 2015,
- the Company's multi-year strategic planning process for 2015-2017 which was completed in September 2015,
- reasonable extrapolation of targeted 2018 results given the strategic plan for 2018 was not finalized at that time, and
- the relative positioning of the ROATA targets for each year in the peer group.

Importance of Earnings Growth to Long-Term Shareholder Value – During 2016, since asset quality thresholds were satisfied under the 2016 AIP, diluted EPS was used to determine 80% of awards under the 2016 AIP. Meanwhile ROATA was used to determine 100% of performance units earned under the LTI plan. Prior to 2015, we historically used diluted EPS as the primary compensation performance goal for both our annual cash incentive and long-term equity plans because of its correlation with shareholder value creation. The continued use of both diluted EPS and ROATA in 2016 provides balance in the plans and maintains a strong link between performance and increased shareholder value.

Win together, lose together – The Company is unusual in that the NEOs and all other associates, other than those compensated via a commissioned-based sales plan, participate in the same annual cash incentive plan with the same Company-wide goals. The Company believes this creates a "win together, lose together" culture. Furthermore, all associates, including commission-based sales associates, at the Company receive an LTI equity award. LTI awards for non-Leadership Team associates are time-vested. For the NEOs, as well as other members of the Leadership Team, equity awards are 100% performance-vested. In order to keep a strong linkage with associates and because the Company believes that a unified commitment to increasing earnings drives shareholder value, the HRCC utilized ROATA goals for the performance units granted in 2016 to NEOs and other Leadership Team members while using diluted EPS as the more heavily weighted performance measure in the AIP for all associates.

2016 Performance Plan Goals and Results

2016 Annual Incentive Plan – The table below shows the goals used for the AIP along with actual 2016 results. The payment of any awards under the AIP was conditioned on Pinnacle Bank's classified asset ratio being less than 35% as of December 31, 2016. For the AIP, meaningful growth in diluted EPS and revenue was required for payment of cash incentives. Awards are not interpolated for performance between threshold, target, and the maximum level.
Pinnacle Financial Partners, Inc.

	Annual Cash Incentive Plan
	Classified Asset Ratio (Payout trigger)	Diluted Earnings Per Share (80% weight)		Revenue (20% weight)
Performance	2016 Goal (%)	2016 Goal ($)	Payout as % of Target	2016 Goal ($M)	Payout as % of Target
Threshold	< 35%	<$2.515	0%	< $389.5	0%
- Tier 2		>$2.515 to $2.745	25%	>$389.5 to $403.8	10%
- Tier 3		>$2.745 to $3.045	60%	>$403.8 to $422.4	15%
Target		>$3.045 to $3.145	80%	>$422.4 to $428.6	20%
Max level payout		>$3.15	110%	>$428.6	30%
Actual (1)	16.4%	$3.025	60%	$445.6	30%

(1)
The Company's results for the year ended December 31, 2016 were impacted by significant events which did not relate to the Company's core performance.  In order to take into account these non-core items, actual results were impacted by adjustments which the HRCC excluded from the AIP calculations in accordance with the terms of the AIP for the year ended December 31, 2016.  These adjustments impacted the calculations for both the NEOs as well all other participants in the AIP in a similar manner.  No adjustments were made to the classified assets ratio. A summary of the adjustments to diluted EPS and total revenues is as follows:

	Diluted Earnings Per Share	Total Revenues (million's)
Company 2016 results, as reported	$2.910	$446.0
Net adjustments*	$0.165	$(0.4)
Company 2016 results, after adjustments	$3.075	$445.6
Incremental incentive adjustment required for AIP at adjusted EPS levels**	$(0.050)	$0.0
Company 2016 results for purposes of determining AIP payments	$3.025	$445.6

*	Adjustments were made to exclude expenses related to the recent mergers and to exclude gains on the sales of investment securities
**
Attainment of the bonus award at the Tier 3 level required that the bonus tier be sustained after giving effect to the Tier 3 bonus payment. After considering the expense of the Tier 3 bonus, EPS results were in Tier 2.

Pinnacle Financial Partners, Inc.

The Company's actual reported results were exceptional, with revenue growth of 38.0% at $446.0 million and annual diluted EPS growth of 15.5% at $2.91, in each case based on the Company's GAAP results. After adjustments to our 2016 GAAP results for merger-related charges and securities gains and adjustments to our 2015 GAAP results to exclude merger-related charges and revenues associated with the acquisition of a 30% interest in Bankers Healthcare Group and the acquisitions of CapitalMark and Magna as well as the Company's other expansion efforts in Memphis and FHLB debt extinguishment expense and gains on sale of investment securities, revenue growth was 63.3% at $445.6 million (an amount in excess of target payout), and annual diluted EPS growth was approximately 32.1% or $3.025 per diluted share (less than the $3.15 required for the maximum level payout). The classified asset ratio as of December 31, 2016 was 16.4% (well below the soundness threshold of 35% required by the AIP).  The 32.1%, as adjusted, growth in 2016 diluted EPS over 2015 adjusted diluted EPS of $2.29 would have placed the Company at the 87th percentile of the peer group based on information compiled by the Company for calendar year 2016 GAAP results for these peers. On a GAAP basis, the Company's diluted EPS growth of 15.5% in 2016 would have placed the Company above the 50th percentile of the peer group. As adjusted, the 63.3% revenue growth in 2016 over 2015 adjusted revenue of $272.8 million would have placed the Company at the 100th percentile of the peer group based on information compiled by the Company for calendar year 2016 GAAP results for these peers. On a GAAP basis, the Company's revenue growth of 38.0% would have placed the Company above the 90th percentile of the peer group.

In spite of exceptional financial performance for 2016, the performance metrics established for executive compensation for the NEOs at the target award level were not totally achieved. Consequently, and after considering the net adjustments to the Company's reported results described above, total compensation for the NEOs was less than the target pay amount as contemplated by the 2016 AIP targets. After considering the various factors, including the information noted above, the HRCC determined that a payout at 90% of targeted payout for the NEOs as well as the other participants in the 2016 AIP was appropriate.

2016 Long Term Incentive Plan – The tables below show the goals used for the performance units awarded to the NEOs under the LTI plan along with actual 2016 results. The first tranche of performance units for the 2016 LTI required achievement of a high level of ROATA and a one-year post-performance service period. Awards are interpolated for performance between threshold, target, and the maximum level.

	LTI Equity Plan (1)
	Return on Average Tangible Assets 100% of Equity Plan
Performance	2016 Goal ($)	Award as % of Target
Threshold	1.235%	0%
Target	1.365%	100%
Max level	1.405%	150%
Actual (2)	1.438%	150%

(1)
Information shown for the 2016 performance goal only.  The first tranche of  the 2016 LTI plan (33% of the total) was earned at the maximum level and will be settled in shares of Common Stock as soon as practicable after the Company files its Annual Report and Form 10-K for the fiscal year ended December 31, 2020 so long as the NEO remains employed for one-year following the end of the 2016 performance period and the Bank's NPA ratio as of December 31, 2020 is not greater than the threshold set by the HRCC at the time the performance unit was granted. Performance against ROATA goals established for the fiscal years ending December 31, 2017 and December 31, 2018 will determine the remaining performance units that may be earned under the 2016 LTI plan.

(2)
Given the long-term nature of the performance units granted to the Company's NEOs and other Leadership Team members under the 2016 LTI plan, the HRCC determined at the time of grant that the only adjustment that should be considered in determining actual results against the performance thresholds was the impact of merger-related expenses that the Company would incur during 2016 that were reported on the Company's 2016 income statement.  This adjustment impacted the calculations for both the NEOs and Leadership Team in a similar manner.  A summary of the adjustment is as follows:

Company 2016 ROATA, as reported             1.363%
Adjustment for 2016 merger-related charges         0.075%
Company 2016 ROATA, for purposes of LTI calculation  1.438%
Pinnacle Financial Partners, Inc.

The Company's 2016 ROATA, as adjusted, was exceptional, as the Company's ratio of 1.438% exceeded the 1.405% required for the maximum level payout. Consequently, and after considering the adjustment to the Company's reported results, the HRCC determined that a maximum award level for the NEOs was appropriate. As adjusted, the 1.438% calculated 2016 ROATA would have placed the Company at the 87th percentile of the peer group based on information compiled by the Company for calendar year 2016 GAAP results for these peers. On a GAAP basis, the Company's ROATA of 1.363% would have placed the Company at the 86th percentile of the peer group.

2016 Results Associated with previous LTI Plan Equity Grants – The Company's results for 2016 impacted awards granted to the NEOs in previous periods, as follows:

-
In January 2015, the NEOs were granted performance units to be settled in shares of Common Stock based on the Company's ROATA in 2015, 2016, and 2017. After reviewing the Company's reported 2016 results as well as the 2016 performance targets established at the time of grant in January 2015, the HRCC determined that the Company's ROATA of 1.438% (adjusted for merger-related charges) achieved the maximum level of performance, and the maximum number of units were earned for the 33% of the total 2015 LTI Plan award tied to 2016 ROATA results. These performance units will be settled with the issuance of a like number of shares of Common Stock if the recipient remains employed by the Company for at least one year following the end of the performance period and the Bank's NPA ratio as of December 31, 2019 is less than an amount determined by the HRCC at the time of grant.

-
In January 2014, the NEOs were granted performance units to be settled in restricted shares of Common Stock based on fully diluted EPS performance in 2014, 2015, and 2016. After reviewing the Company's reported 2016 results as well as the 2016 performance targets established at the time of grant in January 2014, the HRCC determined that the Company's diluted EPS of $3.02 (adjusted for merger-related charges and gains on sales of securities) achieved the maximum level of performance, and the maximum number of units were earned for the 33% of the total 2014 LTI Plan award tied to 2016 EPS performance. These performance units will be settled with the issuance of a like number of shares of restricted stock for which the forfeiture restrictions will lapse in 50% increments based on the Bank's NPA ratio as of December 31, 2017 and December 31, 2018 being less than an amount determined by the HRCC at the time of grant.

-
In January 2013, the NEOs were issued restricted shares in settlement of earlier awarded performance-based vesting restricted stock units with performance metrics tied to the Company's diluted EPS for the year ended December 31, 2013, which restricted shares will be settled into shares of Common Stock in 20% increments for the following five fiscal years based on Pinnacle Bank's classified asset ratio as of the end of each year in the five-year period being less than an amount determined at the time of grant. After reviewing the Company's reported 2016 results as well as the 2016 performance targets established at the time of grant in January 2013, the HRCC determined that the Company achieved the required target of a classified asset ratio of less than 35%. Thus, the restrictions on the shares earned for the 20% of the total 2013 LTI award tied to 2016 performance have lapsed and have been awarded to the NEOs.

Pinnacle Financial Partners, Inc.

-
In years prior to 2013, there were other grants of restricted shares to the NEOs that were time-based or time-based with a performance criteria that the Company earn more than $1 in net income in each applicable accounting period. After reviewing the Company's reported 2016 results as well as the 2016 performance targets established at the time of these grants, the HRCC determined that the Company achieved the required target. Thus, the restrictions on these shares have lapsed and have been awarded to the NEOs.

Peer Group - The HRCC believes the compensation peer group established by the HRCC generally performs at a higher level in comparison to the universe of bank holding companies of similar asset size. The Company also believes that when excluding merger-related charges from its results it is currently performing at or near the 75th percentile of the compensation peer group on several critical measures such as return on average assets, return on tangible equity and efficiency ratio as well as other profitability and soundness measurements, all of which when considered in the aggregate, should result in outperformance of the Company's market price of its common stock.

The HRCC utilizes McLagan, an Aon Hewitt company, for executive compensation consulting services. McLagan is an independent compensation consultant without any previous relationship with management or the Company. McLagan, with input from management and approval from the HRCC, constructed a peer group of banking companies with total assets between $5 billion and $15 billion, which McLagan identified as having a commercial lending focus and where possible were located in or near the 75 largest metropolitan areas in the United States. The peer group for 2016 was as follows:

MB Financial Inc.	Chicago, IL	South State Corporation	Columbia, SC
Western Alliance Bancorp	Phoenix, AZ	CVB Financial Corp.	Ontario, CA
Hilltop Holdings Inc.	Dallas, TX	Union Bkshs Corp.	Richmond, VA
United Bankshares Inc.	Charleston, WV	First Financial Corp.	Cincinnati, OH
Trustmark Corp.	Jackson, MS	Independent Bank Corp.	Rockland, MA
Sterling Bancorp	Montebello, NY	Legacy Texas Finl Group Inc.	Plano, TX
First Midwest Bancorp Inc.	Itasca, IL	FCB Financial Holdings Inc.	Weston, FL
National Penn Bancshares Inc.	Allentown, PA	Renasant Corp.	Tupelo, MS
Bank of the Ozarks Inc.	Little Rock, AR	Brookline Bancorp Inc.	Boston, MA
Columbia Banking System Inc.	Tacoma, WA	Eagle Bancorp Inc.	Bethesda, MD
United Community Banks Inc.	Blairsville, GA

The HRCC does, as a matter of practice, compare the Company's actual results on a GAAP basis and as adjusted for certain items to the as reported GAAP results of the companies in the compensation peer group in order to validate its compensation philosophy in setting compensation for future periods and the continued emphasis on period-to-period earnings growth, return on average assets and other profitability metrics.

The HRCC considered various peer's EPS growth rates noting that several peers had underperformed in 2015 resulting in unusual EPS growth rates in 2016. Given the Company's EPS growth (excluding merger-related charges and gains on sale of investment securities) was greater than 20% in 2016, the HRCC considered the Company to be a top quartile performer for earnings growth in 2016.

The HRCC also considered that the Company's profitability metrics for ROATA, Return on Average Tangible Equity and Efficiency Ratio (in each case excluding the expenses associated with the mergers with CapitalMark, Magna and Avenue) were either in or near the top quartile of the compensation peer group's reported results and that the Company's soundness metrics were some of the best in the compensation peer group.

Lastly, the HRCC also reviewed various total shareholder return (TSR) metrics over multiple periods in comparison to the TSR metrics of the compensation peer group. The Company's three-year total shareholder return in comparison to the compensation peer group is shown below as of December 31, 2016:

Pinnacle Financial Partners, Inc.

Although, TSR is not a specific component of the Company's incentive plans, TSR does impact the HRCC's decision-making process when considering whether modification of the Company's compensation philosophy is required. All in all, the HRCC determined that the Company operated at an exceptional level in 2016, whether on a legacy basis or after giving effect to its mergers and that there was strong linkage between targeting top quartile performance in the goal setting process, achieving top quartile performance results and producing top quartile total shareholder returns. Consequently, the HRCC did not believe that any modification to the Company's compensation philosophy was warranted at this time.

2016 Say-on-Pay Result

The Company held its advisory say-on-pay vote at the 2016 annual shareholder meeting. Shareholders approved the compensation of executives, with 96.6% of shareholder votes cast in favor of the say-on-pay proposal compared to 95% which were cast in favor at the 2015 annual meeting. The HRCC viewed these results as evidence that shareholders continue to support the Company's executive compensation policies and practices.

Compensation Philosophy

As noted above, the Company has adhered to the belief that shareholder value is primarily built by consistent and sound growth in operating results that exceed those of peer firms. As a result, the HRCC's compensation philosophy incorporates several factors in adherence to this belief, as follows:

Market-based approach to compensation:
-       NEOs rewarded based on Company performance compared to expected performance of peers.
-       Target a total compensation range from the 50th to the 75th percentile based on performance.

	Expect to pay closer to 50th when performance is at 50th and expect to pay closer to the 75th when performance is at the 75th.
	For 2016, goals were established that were expected to position the Company near the 75th percentile in terms of revenue and earnings growth should performance targets be achieved.
	However, if the Company failed to achieve the performance target, total compensation would have been below the projected 75th percentile of the peer group.
	The pay-for-performance philosophy results in reduced compensation for performance below the HRCC's expectations and enhanced compensation for performance that exceeds expectations.

Pinnacle Financial Partners, Inc.

Win together, lose together:
-         All associates of the Company participate in the long term incentive plan and, with the exception of commission-based associates, all associates participate in the annual cash incentive plan. The performance targets for cash incentives are identical for all associates to those for NEOs and other leadership.

Since inception, the HRCC has awarded cash incentives to all eligible associates from 0% to 125% of the targeted award; beginning with the awards for 2016, these associates can now earn up to 140% of target if maximum performance is achieved. For 2016, the HRCC awarded 90% of the targeted award for associates including NEOs.


All associates of the firm are granted equity awards at the commencement of their employment and on an annual basis thereafter. Restricted shares are time-vested for associates other than NEOs and other members of the Company's Leadership Team.

-        The Company administers a 401(k) plan for all associates with market-based matching provisions. The Company does not offer any other retirement vehicle (i.e., defined benefit or deferred compensation plans) for its NEOs, leadership or associates other than the 401(k) plan.

Simplified NEO compensation structure, with incentives linked to corporate results:
-        NEO compensation is primarily composed of base pay, an annual cash incentive and long-term performance-based equity incentives.
-        Wealth creation by the NEO should be directly linked to the performance of the Common Stock. As a result, other than in the case of arrangements inherited in connection with acquisitions, NEO compensation does not include a deferred compensation plan or other plan linked to the performance of other types of securities.
-        Perquisites should comprise a minimal component of the executive's compensation.
-        The HRCC also limits the maximum amount of incentive an NEO may receive in order to reduce the risk that an NEO would execute strategies, tactics or transactions that may be outside the overall risk tolerance of the firm.

Cash incentives focus on annual earnings and revenue targets:
-       Annual cash incentive is the preferred form of incentive when considering shorter-term financial objectives of a year or less.
-       Shareholders are rewarded as operating earnings increase with organic growth being the preferred method for achievement of increased annual earnings.
-       Thus, the Company's annual financial plan (budget) is the foundation for the Company's annual cash incentive plan.

In 2016, and in essentially every year prior to 2016, the Company's annual financial plan is based primarily on the establishment of earnings growth targets which the HRCC believes will ultimately result in the Company maintaining its position as a high-performing equity investment.


The HRCC considers published analyst expectations for the Company and the members of the compensation peer group in determining these performance targets. The expectations for performance of the peers are a critical component in setting the Company's annual financial goals.


The HRCC has the flexibility to exclude peers from consideration if it is apparent that the peer's anticipated results, although reasonable in any given period, may produce an unusual growth rate due to underperformance or operating losses in a previous period or a merger or acquisition in the current period.

    Equity compensation incorporates a multi-year approach:
-	The HRCC believes that equity-based awards are the preferred form of incentive when considering the achievement of longer term objectives over a multi-year period.
-	Beginning with 2015, the HRCC elected to bring more balance to the performance plans by utilizing ROATA as the primary metric for measuring long term performance for increasing shareholder value.
Pinnacle Financial Partners, Inc.

The incorporation of the above factors into our compensation practices is most evident when reviewing the concentration of performance-based compensation over the past several years. The HRCC has maintained the balance between compensation and performance by incorporating a significant amount of variable based compensation into the executive compensation structure. As a result, in periods where performance was below the HRCC's expectations, overall compensation levels have been reduced, in some cases to well less than median compensation for peers.

Principal Elements of our 2016 Executive Compensation Program

  The HRCC sought to accomplish its executive compensation objectives in 2016 by utilizing the following primary elements of executive compensation:  base salary, annual incentive compensation, and long-term equity compensation.

  Base Salary - The attraction and retention of experienced and high-achieving senior executives that can enhance the Company's performance and shareholder returns is an essential element of the Company's long term strategy and as a result, base salary should be competitive with other leading financial institutions. Base salary is designed to provide appropriate levels of fixed compensation to the executive. Base salary is reviewed annually for all executives and is based on job scope and responsibilities, competitive salaries for similar positions, and the executive's past performance.

  The HRCC reviewed base salaries paid to executives at the compensation peer banks and determined that all NEOs (other than Mr. Samuels) should receive a base salary increase of approximately 6% for 2016. This level of increase maintained each executive's overall competitive level of positioning with the peers and, together with other forms of compensation, would result in total compensation positioned near the 75th percentile of the compensation peer group assuming that performance goals intended to produce top-quartile results were achieved.

Name	2015 Salary	2016 Salary	% Increase
Turner	$808,000	$857,000	6%
McCabe	$767,000	$813,000	6%
Queener	$388,000	$411,000	6%
Carpenter	$388,000	$411,000	6%
White	$292,000	$310,000	6%
Samuels	$-	$424,300	-

  Annual Cash Incentive Plan (AIP) - The performance targets for the 2016 AIP adopted by the HRCC in January 2016 included a soundness threshold, below which no payments would be made under the plan, and thereafter consisted of two operating results targets: revenues and diluted EPS, more fully described as follows:

Soundness Threshold

The soundness threshold was Pinnacle Bank's classified asset ratio, which is the sum of the Bank's nonperforming assets and potential problem loans divided by the sum of the Bank's Tier 1 risk-based capital and allowance for loan losses. A classified asset ratio of less than 35% had to be achieved in order for any awards to be payable under the 2016 AIP.

Operating Results Targets
	Revenues were defined as the sum of net interest income plus non-interest income excluding gains or losses on the sale of investment securities or other unusual items as determined by the HRCC.
	Diluted EPS excluded any one-time charges such as merger-related charges, gains or losses on the sale of investment securities and other unusual items as determined by the HRCC.

Pinnacle Financial Partners, Inc.

The HRCC established performance metrics for the 2016 AIP to target earnings per share growth (along with the associated revenue growth), in each case to the extent applicable excluding merger-related charges and gains on sale of investment securities, at approximately the 75th percentile of the published analysts' expectations for the compensation peer group's GAAP results to earn the targeted payout for the annual cash incentive. At the time of setting the targets for the 2016 AIP, the Company had just reported outstanding growth in EPS in 2015 of approximately 25%. After considering many factors, including anticipated compensation peer group performance for 2016 and the Company's diluted EPS for 2015, the HRCC established an EPS payout matrix for 2016 that effectively resulted in target award payouts at $3.05 of diluted EPS and maximum award payouts at $3.15 of diluted EPS, or increases in diluted EPS of 21% and 25%, respectively, over 2015 diluted EPS, in each case excluding merger-related charges and gains on sales of securities. For revenues, target payout would be achieved with a 30% increase in revenues and, for maximum level payout, a 33% increase in revenues, in each case excluding gains on sales of securities in both periods and, in fiscal 2015, estimated revenues from acquired companies in fiscal 2015 as well as FHLB debt extinguishment expense. These growth rates represented significant increases over 2015 results especially since 2015's performance had also represented significant outperformance of the compensation peer group.  No payments would be payable to the NEOs under the 2016 AIP if the Company's diluted EPS in 2016 was lower than 2015 levels.

As a result of the Company's achievement of the soundness threshold and achievement of 110% of the the revenue targets in 2016 and 60% of the diluted EPS targets in 2016, in each case taking into consideration the adjustments described below, on January 17, 2017, the HRCC determined that participants, including the NEOs, in the 2016 AIP should be awarded 90% of their targeted annual cash incentive amount. In reviewing the Company's performance for 2016 against the revenue and diluted EPS performance metrics, the HRCC adjusted the Company's GAAP revenue and diluted EPS to exclude the expenses related to the Company's mergers and gains on sale of investment securities.  The net effect of these adjustments amounted to a negative adjustment to GAAP revenues of $395,000 and a positive adjustment to GAAP diluted EPS of $0.165 per share.  These adjustments to GAAP revenue and diluted EPS were made because those subject to the AIP include both named executive officers, charged with long-term strategic direction, and rank and file associates, charged with tactical responsibilities for the achievement of those goals and the HRCC believed that the merger-related charges were unrelated to the core performance of the Company.  The HRCC determined that 2016's performance should be judged against the strategic plan in effect at the time the AIP was approved.
The following table outlines the target, maximum and actual level of the annual cash incentive earned by each NEO other than Mr. Samuels who did not participate in the 2016 AIP:

	Value of cash incentive plan award upon achievement of performance targets
Executive officer	Target Award	Target as a % of base salary	Maximum Award	Maximum as a % of base salary	Actual Award	Actual as a % of base salary
Turner	$857,000	100%	$1,199,800	140%	$770,832	90%
McCabe	$813,000	100%	$1,138,200	140%	$731,718	90%
Queener	$308,250	75%	$431,550	105%	$276,614	67.5%
Carpenter	$308,250	75%	$431,550	105%	$277,614	67.5%
White	$186,000	60%	$260,400	84%	$167,141	54%

Performance-based equity compensation - On January 19, 2016, the HRCC determined the dollar amount of equity awards to be granted to the Company's NEOs which was based on the amount needed to achieve 75th percentile targeted total compensation for each NEO for 2016 after considering base salary and targeted cash incentive awards. In order to calculate the number of performance units to be granted, the dollar amount of targeted equity compensation was divided by the closing price of the Common Stock on January 21, 2016, the grant date for the awards, which was two days after the public release of the Company's 2015 financial results. Historically, the HRCC has elected to defer the grant date for NEO equity compensation until several days after the Company had released its previous year results. As a result, all relevant information had been in the public domain and thus the HRCC believed that the market price of the Common Stock reflected all such current information.

The target number of performance units was granted at the beginning of the performance period with the number of performance award units that could be earned and settled in shares of Common Stock based upon ROATA performance for fiscal December 31, 2016, 2017, and 2018, respectively, the NEOs remaining employed for one year following the end of the applicable performance period and the Bank achieving a specified NPA ratio as of December 31, 2020.

Pinnacle Financial Partners, Inc.

 Except in the event of the NEO's death, disability or retirement after achieving age 65, for all restrictions to fully lapse on these awards, the NEO must remain employed by the Company during the one-year performance period, additional one-year service vesting period, and the Bank's NPA ratio at December 31, 2020 must be lower than the level set by the HRCC at the time of grant.

The Company accrues cash dividends that otherwise would be paid on the shares of Common Stock underlying these performance units, but the accrued, unpaid dividends are not paid to the NEO unless the underlying performance units are earned and shares of Common Stock are issued to the NEO in settlement of such units. A summary of the 2016 LTI Plan awards for the Company's NEOs (other than Mr. Samuels) is noted below:

	Threshold	Target	Maximum (2)
ROATA performance requirements
2016 tranche - 33% of total	1.235%	>1.365%	>1.405%
2017 tranche - 33% of total (1)	--	--	--
2018 tranche - 33% of total (1)	--	--	--
Soundness ratio required to be met in order for settlement of awards	100% of vested awards will transfer to each executive should Pinnacle Bank's NPA ratio as of December 31, 2020 not exceed a level established by the HRCC at the time of grant

Number of performance units (total award)
Turner	13,704	27,409	41,113
McCabe	13,023	26,045	39,068
Queener	3,689	7,379	11,068
Carpenter	3,689	7,379	11,068
White	2,635	5,271	7,906
Total NEOs	36,740	73,483	110,223

Actual number of performance units subject to the one-year service period
2016 tranche - 33% of total			36,740

Adjusted for the impact on ROATA of the merger-related charges incurred in 2016, the Company achieved ROATA of 1.438% in 2016 (GAAP ROATA was 1.363%) thus the maximum number of performance units with performance criteria tied to 2016 performance were earned subject to the NEO remaining employed with the Company for one year following the performance period and the Bank's NPA ratio at December 31, 2020 being equal to or less than a threshold established by the HRCC.

1
ROATA performance targets have been established by the HRCC and consider the firm's strategic plan, sell side analyst estimates for 2017 and 2018 as well as projected minimum growth targets required to maintain a high-performing franchise. The Company has elected to not disclose these amounts for competitive reasons.

2	Maximum amounts are aggregate totals and include Target amounts.

  Based on the Company's adjusted ROATA for 2016, Messrs. Turner, McCabe, Queener, Carpenter and White earned 13,704, 13,023, 3,689, 3,689 and 2,635, performance units respectively, (subject to their continued employment for one year following the end of the performance period and the Bank's NPA ratio at December 31, 2020 being equal to or less than the threshold set by the HRCC at the time of grant).  At target level of performance the number of units earned would have been 9,136, 8,679, 2,459, 2,459 and 1,756 for messrs Turner, McCabe, Queener, Carpenter and White, respectively.

The HRCC approved the grant of $250,000 in value of shares of restricted stock to Mr. Samuels upon the commencement of his employment with the Company. The number of restricted shares granted to Mr. Samuels was determined based on the closing price of the Company's common stock on July 1, 2016 as reported by The Nasdaq Stock Market. The restricted shares granted to Mr. Samuels contain forfeiture restrictions that lapse in pro rata increments (beginning on the date that the Company's independent registered public accounting firm issues its report on the Company's financial statements for the fiscal year ending December 31, 2017) if certain return on average tangible assets and NPA ratio targets are met for the fiscal years ending December 31, 2017, 2018 and 2019. If the performance measures for a performance period are not met, one-third of the restricted shares granted to Mr. Samuels shall be forfeited.
Pinnacle Financial Partners, Inc.

 Retirement and other benefits - The NEOs are eligible to participate in the Company's 401(k) plan along with all other associates of the Company. The NEOs are subject to the same salary deferral and Company match provisions as the other associates. The Company does not sponsor a deferred benefit plan or any other deferred compensation retirement plan for the NEOs, other than Mr. Samuels' supplemental executive retirement plan the Company assumed upon consummation of its acquisition of Avenue. For more information regarding this plan see "Employment, Change of Control and SERP Agreements" below.

  Other typical forms of executive compensation and perquisites available to the HRCC to supplement executive compensation are listed below along with the applicability to the NEOs:

	Turner	McCabe	Samuels	Queener	Carpenter	White
Company-provided vehicle	NA	NA	NA	NA	NA	NA
Automobile allowance	Yes	Yes	No	Yes	No	No
Parking allowances	No	No	No	No	No	No
Personal tax return fees	Yes	Yes	No	Yes	Yes	Yes
Health club membership	No	No	No	No	No	No
Country club membership	No	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA	NA

Additional Compensation Considerations

Role of the Compensation HRCC — the duties and responsibilities of the HRCC include, among other things:
	overseeing the Company's overall executive compensation philosophy;
	measuring performance with respect to established goals and objectives;
	designing the components for all executive compensation;
	reviewing the Company's executive compensation plans and the risks these plans pose to the Company; and
	establishing compensation for the Company's executive officers.

Messrs. Bone, Brock, Farnsworth, Hagerty, Smith and Ms. Conway-Welch, all independent directors, served on the HRCC for 2016.  Mr. Jim Cope served on the HRCC from January 1, 2016 until his resignation from the Board on April 1, 2016.  Messrs. Dickens and Galante joined the HRCC on July 5, 2016.

  The HRCC makes all compensation decisions for the Company's NEOs, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executive officers, of the Company.

Role of the Compensation Consultant — Beginning in 2010, the HRCC utilized the consulting services of McLagan, an Aon Hewitt company, to facilitate the executive officer compensation process, including the determination of an appropriate peer group for purposes of comparing the NEOs' compensation including any adjustments that should be made to keep the peer group consistent with the Company's strategies and objectives. McLagan routinely attends the HRCC meetings during the year and continues to provide consulting services to the HRCC. McLagan is in attendance when the HRCC votes on executive officer compensation. McLagan reports directly to the HRCC, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.
Pinnacle Financial Partners, Inc.

In 2016, the HRCC reviewed its relationship with McLagan and considered McLagan's independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The HRCC received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the HRCC; (5) any Common Stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The HRCC discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management—The Chief Executive Officer and the Chief Financial Officer also provide some input into compensation as it relates to all senior executives and internal forecasts. The Chief Executive Officer is not involved in the deliberations regarding his compensation and is not present when the HRCC votes on his compensation.

Risk Assessment of Executive Compensation Program - In 2016, the HRCC reviewed the Company's 2016 AIP, 2016 LTI Plan, and the various employment and change in control agreements to which the Company's executive officers are a party with the Company's Chief Risk Officer, for the following purposes:

(i)
to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and

(ii)	to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

Employment Agreements with our Executive Officers - The employment agreements, as amended, that the Company has entered into with each of Messrs. Turner, McCabe, Samuels, Queener and Carpenter and the change in control agreement that the Company has entered into with Mr. White are described in more detail elsewhere in this proxy statement.  These agreements, with the exception of Mr. Samuels' agreement, automatically renew each year on January 1 unless the HRCC or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. Mr. Samuels' agreement provides for a three-year term.

In considering whether to give notice of non-renewal, the HRCC considered the need to be able to retain its executive officers, the impact of such executives on the Company's performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the HRCC also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual's employment prospects with the resulting company, would be beneficial to the Company's shareholders.

The HRCC believes that the protections afforded in the employment and change in control agreements are reasonable and, together with long term incentive award terms, are an important element in retention of the executive officers who are a party to such agreements.

Pursuant to the 2016 AIP, upon the approval of the Board or the HRCC, payments under the 2016 AIP paid to an associate, including an NEO, will be subject to recovery and "clawback" by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct. Moreover, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a "clawback" policy for the recovery of certain incentive-based compensation from its executive officers in the event it is required to restate its financials as a result of material noncompliance with reporting.

Pinnacle Financial Partners, Inc.

Federal Income Tax Deductibility Limitations - Section 162(m) of the Code limits the Company's ability to deduct certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and to certain of the Company's other NEOs. This limitation does not apply to compensation that qualifies under applicable regulations as "performance-based." The Company aims to design and approve the performance-based compensation paid to its NEOs so that it will satisfy the requirements for deductibility under Section 162(m). The HRCC considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company's NEOs with competitive and adequate incentives to remain with the Company and increase the Company's business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the HRCC's decisions. In this regard, the HRCC believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to the Company's NEOs, and the Compensation Committee may from time to time approve payment of compensation that is outside the deductibility limitation of Section 162(m).

Human Resources and Compensation Committee Report

  The HRCC has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the HRCC recommended this Compensation Discussion and Analysis be included in this proxy statement.

Reese L. Smith, III.  Chairman
Harold Gordon Bone, Member
Charles E. Brock, Member
Colleen Conway-Welch, Member
Marty Dickens, Member
Thomas C. Farnsworth, III, Member
Joseph Galante, Member
William F. Hagerty, IV, Member
Pinnacle Financial Partners, Inc.

2016 Summary Compensation Table

The table below sets forth a summary of the compensation earned by each of (i) the Company's Chief Executive Officer; (ii) the Company's Chief Financial Officer; (iii) the other three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2016 and who were employed as executive officers at December 31, 2016 (collectively, the "Named Executive Officers") in 2016; and (iv) the Company's Vice Chairman, whose compensation in fiscal 2016 included significant payments resulting from our acquisition of Avenue. Each of the Named Executive Officers has entered into an employment agreement or change in control agreement with the Company, the terms of which are described below.

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2016	$856,480	$-	$1,071,633	$-	$770,832	$-	$149,577	$2,848,522
President and Chief	2015	$808,000	$-	$648,137	$-	$686,388	$-	$116,739	$2,259,264
Executive Officer	2014	$784,700	$-	$757,000	$-	$820,355	$-	$79,955	$2,442,010

Robert A. McCabe, Jr.	2016	$813,020	$-	$1,018.052	$-	$731,718	$-	$135,782	$2.698.572
Chairman of	2015	$767,000	$-	$617,771	$-	$651,559	$-	$106,453	$2,142,783
the Board	2014	$744,400	$-	$718,000	$-	$778,253	$-	$75,539	$2,316,192

Ronald L. Samuels	2016	$212,150	$-	$250,000	$-	$-	$41,685	$1,151,774	$1,655,609
Vice Chairman of
the Board

Hugh M. Queener	2016	$411,280	$-	$288,517	$-	$276,614	$-	$70,052	$1,046,463
Chief Administrative	2015	$388,000	$-	$157,861	$-	$252,049	$-	$60,529	$858,439
Officer	2014	$376,700	$-	$180,000	$-	$301,123	$-	$48,906	$906,729

Harold R. Carpenter	2016	$411,280	$-	$288,517	$-	$277,614	$-	$52,188	$1,029,599
Chief Financial	2015	$388,000	$-	$157,861	$-	$252,049	$-	$42,777	$840,687
Officer	2014	$376,700	$-	$180,000	$-	$301,123	$-	$32,604	$890,427

J. Harvey White	2016	$309,520	$-	$206,083	$-	$167,141	$-	$41,699	$724,443
Chief Credit Officer	2015	$292,000	$-	$157,861	$-	$175,095	$-	$35,552	$660,508
	2014	$283,800	$-	$180,000	$-	$209,438	$-	$25,660	$698,898

Pinnacle Financial Partners, Inc.

(1)
Stock Awards – Amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards in 2016, 2015, and 2014 and an award of restricted shares to Mr. Samuels in 2016.  All awards of restricted stock units in each of 2016, 2015 and 2014 were performance-based.  To calculate the grant date fair value of the performance awards, the Company multiplied the discounted closing price of the Company's Common Stock on the date of grant by the number of restricted stock units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance). The grant date fair value of awards of performance-based restricted stock units granted in 2016, 2015, and 2014, assuming maximum level of performance was $1,607,379, $1,134,239 and $1,325,000, respectively for Mr. Turner; $1,527,427, $1,075,849, and $1,257,000, respectively for Mr. McCabe; $432,720, $276,256 and $315,000, respectively for Mr. Queener; $432,720, $276,256 and $315,000, respectively for Mr. Carpenter; and $309,096, $276,256 and $315,000, respectively for Mr. White. In accordance with the requirements of Accounting Standards Codification Topic 718, a discount for illiquidity was used to estimate the fair value of the units due to the fact that each tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2021. Mr. Samuels did not receive any performance-based restricted stock unit awards in 2016. All performance-based restricted stock units granted were subject to forfeiture if the applicable minimum performance threshold was not achieved.  For the awards of performance-based restricted stock units granted in 2016 and 2015, the recipient is also generally required to remain employed by the Company for a period of one year following the end of the performance period and the Bank's NPA ratio at December 31, 2020 and 2019 for awards granted in 2016 and 2015, respectively, must not be greater than a level established by the Human Resources and Compensation Committee for the forfeiture restrictions on such units to lapse. The reported amounts included in the column above with respect to performance-based restricted stock units do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer.  For a more complete description of the performance-based restricted stock unit awards granted in 2016 and 2015, please see Compensation Discussion and Analysis. The Human Resources and Compensation Committee approved the grant of performance-based restricted shares to Mr. Samuels upon the commencement of his employment with the Company following the consummation of the Company's acquisition of Avenue. The restricted shares granted to Mr. Samuels contain forfeiture restrictions that lapse in one-third pro rata increments (beginning on the date that the Company's independent registered public accounting firm issues its report on the Company's financial statements for the fiscal year ending December 31, 2017) if certain performance thresholds are met for the fiscal years ending December 31, 2017, 2018 and 2019. If the performance measures for a performance period are not met, the restricted shares granted to Mr. Samuels with performance criteria tied to that period are forfeited. Consequently, to calculate the grant date fair value of Mr. Samuels' award, the Company multiplied the closing price of the Company's Common Stock on the date of grant by the number of restricted shares granted to Mr. Samuels.

(2)
Non-Equity Incentive Plan Compensation – Reflects for each of the Named Executive Officers other than Mr. Samuels compensation attributable to the Company's 2016 Annual Cash Incentive Plan (the "2016 AIP"). Mr. Samuels did not participate in this plan. The table below sets forth for each Named Executive Officer other than Mr. Samuels the actual and target payouts under the 2016 AIP expressed as a percentage of base salary.  Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Human Resources and Compensation Committee.

	Turner	McCabe	Samuels	Queener	Carpenter	White
Expressed as a percentage of base salary
2016% Target Payout	100%	100%	NA	75%	75%	60%
2016% Actual Payout	90%	90%	NA	67.5%	67.5%	54%

(3)
In connection the closing of the Company's acquisition of Avenue, Pinnacle Bank assumed the Supplemental Retirement Plan Agreement dated as of October 26, 2007, between Mr. Samuels and Avenue Bank (the "SERP Agreement") and the benefits and obligations thereunder. Mr. Samuels was fully vested in the full benefit payable under the SERP Agreement as of the acquisition date. Benefits are payable on Mr. Samuels' termination from employment for any reason, except involuntary termination for cause. The HRCC does not consider these accruals and benefits when it makes current year compensation decisions. The amount in this column reflects the year-over-year change in the actuarial present value of the accumulated benefit under the SERP Agreement.

Pinnacle Financial Partners, Inc.

(4)
Other Compensation – The Company provides the Named Executive Officers with other forms of compensation.  The following is a listing of various types of other compensation that the Company has not used in the past three years, in the case of stock options, or ever otherwise, but may consider in the future to award its executives. Mr. Samuels is a party to a supplemental executive retirement plan that he entered into with Avenue. For more information regarding this plan see "Employment, Change of Control and SERP Agreements" below. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Samuels	Queener	Carpenter	White
Stock appreciation rights granted	None	None	None	None	None	None
Stock options granted	None	None	None	None	None	None
Supplemental retirement plans	NA	NA	Yes	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA	NA
Board fees	No	No	No	NA	NA	NA

Employment Agreement with Mr. Samuels – The merger agreement the Company entered into with Avenue provided for the payment to Mr. Samuels of certain change in control benefits provided for under his employment agreement with Avenue in connection with his entry into his employment agreement with the Company and the Bank if the Avenue merger became effective. In connection with the consummation of the Avenue merger, the Company paid Mr. Samuels a lump sum cash change in control payment of $1,140,382, which was equal to Mr. Samuels' base salary that would have been payable to him for a period of thirty-five months.

Group benefit package – All Company associates, including the Named Executive Officers, participate in the Company's group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc.  The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than for each Named Executive Officer other than Mr. Samuels an enhanced long-term disability policy that provides incremental coverage over the group policy maximums.  The following is a summary of the expense the Company incurred during 2016, 2015, and 2014, to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long-term disability policy and long-term care insurance.

	Turner	McCabe	Samuels	Queener	Carpenter	White
2016
401k match	$10,600	$10,600	$8,486	$10,600	$10,600	$10,600
Long-term disability policy	13,578	12,456	-	12,053	8,710	5,806
Long-term care insurance	1,583	1,951	1,463	2,178	1,413	2,245
Life insurance	3,740	5,310	-	1,067	-	-

2015
401k match	$10,600	$10,600	N/A	$10,600	$10,600	$10,600
Long-term disability policy	13,034	14,712	N/A	11,174	7,847	5,285
Long-term care insurance	1,264	1,559	N/A	1,740	1,129	2,245

2014
401k match	$10,400	$10,400	N/A	$10,400	$10,400	$10,200
Long-term disability policy	12,250	13,930	N/A	10,370	7,040	4,800
Long-term care insurance	1,265	1,560	N/A	1,740	1,130	2,245

Paid time off – Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays).  The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.
Dividends and Dividend equivalents – Dividend equivalents are credited to an account for the benefit of the Named Executive Officer, other than Mr. Samuels, for any unvested performance based vesting restricted stock units. Dividends paid on any of the unvested shares of restricted stock granted to Mr. Samuels are held in escrow for his benefit and are remitted to him upon the vesting of any such shares. The dividend equivalents credited, or dividends paid into escrow, as the case may be, in a given year are included as other compensation.
Pinnacle Financial Partners, Inc.

	Turner	McCabe	Samuels	Queener	Carpenter	White
Dividend equivalents:
2016	$104,977	$89,766	$1,444	$30,355	$30,789	$23,048
2015	$76,741	$63,882	$-	$23,215	$23,604	$17,423
2014	$41,725	$35,048	$-	$13,811	$14,045	$9,068

Other Executive perquisites – The Company provided the following perquisites to the Named Executive Officers in 2016:

	Turner	McCabe	Samuels	Queener	Carpenter	White
Company provided vehicles	NA	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	No	$13,200 /year	No	No
Parking allowances	No	No	No	No	No	No
Personal tax return fees	$1,900	$2,500	-	$600	$675	-
Health club membership	No	No	No	No	No	No
Country club membership	No	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA	NA

(5)
Mr. Samuels, Vice Chairman of the Company, began his employment with the Company on July 1, 2016. Mr. Samuels' fiscal 2016 salary reflects a prorated amount based on his service with the Company during fiscal 2016, with an annualized base salary of $424,300.

Grants of Plan-Based Awards in 2016

The following table provides information about plan-based awards granted to the Named Executive Officers during 2016.
GRANTS OF PLAN-BASED AWARDS IN 2016
		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (3)

M. Terry Turner
President and Chief	1/21/2016	—	—	—	—	27,408	41,113	—	—	—	$1,071,633
Executive Officer	NA	—	$856,480	$1,199,072	—	—	—	—	—	—	—

Robert A. McCabe, Jr.
Chairman of the	1/21/2016	—	—	—	—	26,038	39,068	—	—	—	$1,018,052
Board	NA	—	$813,020	$1,138,229	—	—	—	—	—	—	—

Ronald L. Samuels
Vice Chairman	7/1/16	—	—	—	—	5,156	5,156	—	—	—	$250,000
of the board

Hugh M. Queener
Chief Administrative	1/21/2016	—	—	—	—	7,379	11,068	—	—	—	$288,517
Officer	NA	—	$308,460	$431,844	—	—	—	—	—	—	—

Harold R. Carpenter	1/21/2016	—	—	—	—	7,379	11,068	—	—	—	$288,517
Chief Financial Officer	NA	—	$308,460	$431,844	—	—	—	—	—	—	—

J. Harvey White	1/21/2016	—	—	—	—	5,270	7,906	—	—	—	$206,083
Chief Credit Officer	NA	—	$185,712	$259,997	—	—	—	—	—	—	—

Pinnacle Financial Partners, Inc.

(1)
This column shows separately the possible payouts to the Named Executive Officers under the 2016 AIP assuming target and maximum levels of performance.  Actual amounts paid in January 2017 to the Named Executive Officers under the 2016 AIP are reflected in the Summary Compensation Table above under the column "Non-Equity Incentive Plan Compensation."

(2)
Reflects performance-based restricted stock units. The number of restricted stock units that could be earned is determined based on the Company's Return on Average Tangible Assets in 2016, 2017, and 2018 (exclusive of certain charges such as gains or losses on sales of investment securities, merger related expenses, FHLB debt extinguishment expense or other unusual items), with 33% of the total award earned based on the Company's performance so long as the recipient remains employed by the Company for a one-year period following the end of each applicable annual performance period. For each tranche, shares of Common Stock are not issued in settlement of the units until February 28, 2021 and then only if the Named Executive Officer is employed by the Company on that date (unless the Named Executive Officer's failure to be employed is the result of death, retirement or disability in which case the forfeiture restrictions will lapse upon the employee's termination resulting therefrom or in the case of retirement the original settlement date) and the NPA ratio  as of December 31, 2020 is less than a predetermined NPA ratio established by the HRCC.

(3)
Amounts in this column reflect the aggregate grant date fair value of the performance-based restricted stock unit awards granted in 2016 to the Named Executive Officers other than Mr. Samuels and the performance-based restricted shares awarded to Mr. Samuels in 2016.  To calculate the grant date fair value of the performance-based restricted stock unit awards, the Company multiplied the discounted closing price of the Company's Common Stock on the date of grant by the number of the performance-based restricted stock units that could be earned at target level performance. The grant date fair value of the performance-based restricted stock units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods excluding the effect estimated for forfeitures. In accordance with the requirements of Accounting Standards Codification Topic 718, a discount for illiquidity was used to estimate the fair value of the units due to the fact that each tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2021. To calculate the grant date fair value of the restricted shares awarded to Mr. Samuels, the Company multiplied the closing price of the Company's common stock on the grant date by the number of restricted shares.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2016.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END
	Option Awards (1)					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

M. Terry Turner	31,171	—	—	$21.51	1/19/2018	1,023	$70,894	180,218	$12,489,107
	23,412	—	—	$31.25	1/19/2017	—	—	—	—
Robert A. McCabe, Jr.	—	—	—	—	—	—	—	155,895	$10,803,524
Ronald L. Samuels	—	—	—	—	—	—	—	5,156	$357,311
Hugh M. Queener	21,253	—	—	$21.51	1/19/2018	697	$48,302	51,780	$3,588,354
Harold R. Carpenter	17,711	—	—	$21.51	1/19/2018	581	$40,263	52,581	$3,643,863
J. Harvey White	—	—	—	—	—	—	—	39,818	$2,759,387
Pinnacle Financial Partners, Inc.

(1)
All option awards vested in 20% increments annually during the first five years of the 10-year option term.  The Company has not issued stock options to an executive officer or any other associate since 2008.

(2)
The following information details the status as of December 31, 2016 of the unvested time-based restricted stock awards for the Named Executive Officers for the last five years. The HRCC ceased using time-based restricted stock awards for executive compensation purposes after the January 2008 award, and subsequent awards (with the exception of salary stock units) have been 100% performance-based.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Samuels	Vesting criteria
Unvested Stock Awards – Time Vesting Criteria (number of awards)
1/19/08 award -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	5,114 4,091 — 1,023	4,858 4,858 — —	3,487 2,790 — 697	2,906 2,325 — 581	— — — —	— — — —	Vests pro rata over ten years with the exception of Mr. McCabe which vested pro rata over seven years.
(3)
Market value is determined by multiplying the closing market price of the Company's common stock ($69.30) on December 31, 2016 by the number of shares.  With respect to unvested performance-based equity awards, represents the market value as of December 31, 2016 of the number of shares issuable upon achievement of the threshold performance goal.

(4)
The following information details the status of the unvested performance-based vesting restricted stock and unvested performance-based vesting restricted stock unit awards as of December 31, 2016 for the Named Executive Officers:

Grant Date	Turner	McCabe	Queener	Carpenter	White	Samuels	Vesting criteria
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/20/09 award -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	18,090 7,236 5,427 5,427	17,266 11,510 5,756 —	9,646 4,823 1,929 2,894	7,905 3,953 1,581 2,371	— — — —	— — — —
Vests 10% per year (or in the case of Mr. McCabe 16.66% per year) so long as the Company was profitable for the fiscal year ending immediately preceding the vesting date.  Because the Company was not profitable for 2009 or 2010, the shares that would have vested based on the Company's performance for those years were forfeited.

8/16/11 award -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	27,515 17,198 — 10,317	26,122 26,122 — —	12,517 6,955 — 5,562	12,517 6,257 — 6,260	10,120 10,120 — —	— — — —
Vests 20% on August 16, 2013 (the second anniversary date of the grant) and 10% per year thereafter (or in the case of Mr. McCabe 40% on August 16, 2013 and 20% over the next three years or in the case of Mr. White 67% on August 16, 2013 and 33% on August 16, 2014), so long as the Company was profitable for the fiscal year ending immediately preceding the vesting date.

1/19/12 and 6/21/12 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	44,984 26,991 — 17,993	42,421 25,455 — 16,966	13,690 8,214 — 5,476	15,255 9,153 — 6,102	12,824 7,692 — 5,132	— — — —
The amounts represent an 83.5% of target level conversion rate of two previously issued restricted share unit awards granted on January 19, 2012 and June 21, 2012.  The restricted share unit awards vested and converted into restricted shares upon attainment of performance criteria for the period ended December 31, 2012.  The conversion rate was based on the Company's fully diluted earnings per share of $1.15 for fiscal year 2012 which fell within a predetermined range of $1.13 to $1.26 per fully diluted share.  The Committee had established these conversion rate ranges in January of 2012.  As such, the restrictions associated with 20% of these shares began lapsing on February 28, 2014 and will lapse on a pro rata basis for the next four years thereafter provided Pinnacle Bank achieves certain soundness thresholds as of the end of the fiscal year ending immediately prior to the annual vesting date. Pinnacle Bank achieved the applicable soundness threshold of a classified asset ratio of less than 35% as of December 31, 2016.

Pinnacle Financial Partners, Inc.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Samuels	Vesting criteria
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/11/13 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	48,246 19,298 — 28,948	45,614 18,245 — 27,369	13,983 5,592 — 8,391	13,983 5,592 — 8,391	13,983 5,592 — 8,391	— — — —	The amounts represent a 100% of maximum level conversion rate of restricted share unit awards granted on January 11, 2013. The restricted share unit awards vested and converted into restricted shares upon the achievement of adjusted EPS of $1.72 which fell above the predetermined criteria of EPS of $1.68 necessary for maximum payout. As such, the restrictions associated with 20% of these shares lapsed beginning on February 28, 2015 and will lapse on a pro rata basis for the next four years thereafter provided Pinnacle Bank achieves certain soundness thresholds as of the end of the fiscal year ending immediately prior to the annual vesting date. Pinnacle Bank achieved the applicable soundness threshold of a classified asset ratio of less than 35% as of December 31, 2016.
1/22/14 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	38,405 — — 38,405	36,434 — — 36,434	9,130 — — 9,130	9,130 — — 9,130	9,130 — — 9,130	— — — —	The amounts represent a 100% of maximum level conversion rate of restricted share unit awards granted on January 22, 2014. One-third of these restricted share units were settled with the issuance of restricted shares upon the filing of the Company's 2014 Annual Report on Form 10-K. Based on the Company's earnings per share for the fiscal year ended December 31, 2015, an additional one-third of these restricted share units were converted to restricted shares on March 1, 2016, the date following the date the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The remaining one-third of these restricted share units were converted to restricted share awards on February 28, 2017, the date following the date the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 based on the achievement of earnings per share of at least $2.45 per share, as adjusted for merger-related charges and securities gains, for the fiscal year ended December 31, 2016. Upon conversion to restricted shares, the restrictions on these shares will lapse as soon as practicable after the date the Company files its Annual Report on Form 10-K for the fiscal years ending December 31, 2017 and 2018 in 50% increments based on Pinnacle Bank's attainment of certain soundness targets as of December 31, 2017 and December 31, 2018, respectively.
Pinnacle Financial Partners, Inc.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Samuels	Vesting criteria
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/23/2015 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	38,015 — — 38,015	36,058 — — 36,058	9,259 — — 9,259	9,259 — — 9,259	9,259 — — 9,259	— — — —
Represents performance-based restricted stock units granted on January 23, 2015 that may be earned at maximum level of performance.  One-third of these restricted share units will be earned (subject to future soundness requirements described below) since the recipient remained employed by the Company through December 31, 2016 as the performance criteria tied to the Company's ROATA, as adjusted for merger-related charges, of 1.443% for the fiscal year ended December 31, 2015 associated with the maximum payout of the award for that performance period were achieved.  One-third of these restricted share units will be earned (subject to future soundness requirements described below) if the recipient remains employed by the Company through December 31, 2017, since the Company's ROATA for the fiscal year ended December 31, 2016, as adjusted for merger-related charges, of 1.438%, exceeded the level required to trigger the maximum payout. One-third of these restricted share units will be earned (subject to future soundness requirements described below) if the Company's ROATA, as adjusted for merger-related charges, for the fiscal year ending December 31, 2017 exceeds certain predetermined levels and the recipient remains employed by the Company for the one-year period following the end of the performance period. Those restricted share units earned will be settled with the issuance of shares of Common Stock as soon as practicable after filing of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2019 upon Pinnacle Bank's attainment of certain soundness targets as of December 31, 2019.

1/21/2016 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	41,113 — — 41,113	39,068 — — 39,068	11,068 — — 11,068	11,068 — — 11,068	7,906 — — 7,906	— — — —
Represents performance-based restricted stock units granted on January 21, 2016 that may be earned at maximum level of performance.  One-third of these restricted share units will be earned if the recipient remains employed by the Company through December 31, 2017 as the performance criteria tied to the Company's ROATA, as adjusted for merger-related charges, of 1.438%, for the fiscal year ended December 31, 2016 associated with the maximum payout of the award for that performance period has been achieved.  The remaining two-thirds of these restricted share units will be earned in 50% increments, respectively, if the Company's ROATA, as adjusted for merger-related charges, for the fiscal years ending December 31, 2017 and December 31, 2018 exceeds certain predetermined levels and the recipient remains employed by the Company for a period of one year following the end of the applicable performance period.  Those restricted share units earned will be settled with the issuance of shares of Common Stock as soon as practicable after filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 upon Pinnacle Bank's attainment of certain soundness targets as of December 31, 2020.

Pinnacle Financial Partners, Inc.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Samuels	Vesting criteria
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
7/1/2016 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	— — — —	— — — —	— — — —	— — — —	— — — —	5,156 — — 5,156
Represents performance-based restricted shares granted to Mr. Samuels on July 1, 2016 upon the commencement of his employment with the Company following the consummation of the Company's acquisition of Avenue. The restricted shares granted to Mr. Samuels contain forfeiture restrictions that lapse in one-third pro rata increments (beginning on the date that the Company's independent registered public accounting firm issues its report on the Company's financial statements for the fiscal year ending December 31, 2017) if the Company's ROATA and NPA ratio, in each case as adjusted in the manner permitted under the terms of the award agreement evidencing the grant, for the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019, respectively, meet certain predetermined levels. If the performance measures for a performance period are not met, the restricted shares granted to Mr. Samuels with performance criteria tied to that period are forfeited.

Total Unvested Stock and Stock Unit Awards	180,218	155,895	51,780	52,581	39,818	5,156

SERP BENEFITS FOR 2016

Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2016
Ronald L. Samuels	SERP	9	2,740,084	—

In connection the Avenue merger, Pinnacle Bank assumed the SERP Agreement for the benefit of Mr. Samuels. Mr. Samuels has earned and is fully vested in the maximum benefit payable under the SERP Agreement which is payable annually for the greater of 15 years or life following the termination of Mr. Samuels' employment for any reason. In the event of Mr. Samuels' death, his estate would be entitled to his annual payments for the then-remaining portion of a fifteen year payment period. For more information on the SERP Agreement, see "Employment, Change of Control and SERP Agreements" below.

The present value of the accumulated benefit is determined in accordance with the Company's discount rate policy and pursuant to the Interagency Advisory on Accounting for Deferred Compensation Agreements and Bank Owned Life Insurance.  The discount rate is determined based on comparable underlying investments with comparable risk and expected duration.

Pinnacle Financial Partners, Inc.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired On Vesting (#)(2)	Value Realized on Vesting ($)(1)

M. Terry Turner	23,866	$497,131	24,405	$1,174,018

Robert A. McCabe, Jr.	51,854	$1,799,442	17,608	$831,098

Ronald L. Samuels	—	$—	—	$—

Hugh M. Queener	11,706	$345,396	8,238	$397,558

Harold R. Carpenter	17,969	$440,128	8,181	$394,058

J. Harvey White	—	$—	5,360	$252,992

(1)
"Value Realized on Exercise" represents the difference between the closing sales price of the Company's common stock at exercise and the exercise or base price of the options. "Value Realized on Vesting" is determined by multiplying the number of shares of stock or units by the closing sales price of the Company's common stock on the vesting date.

(2)
Includes restricted share awards (including restricted shares that were issued in settlement of performance-based vesting restricted share units) issued prior to 2016 but which vested during 2016.  Excludes performance-based restricted share units issued in 2013-2015 which were settled in restricted shares in 2014-2016 that continue to be subject to forfeiture based on Pinnacle Bank attaining certain soundness thresholds at the end of future fiscal years.

Employment, Change of Control and SERP Agreements

The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Samuels, Queener and Carpenter are described in more detail below.  With the exception of Mr. Samuels, these agreements automatically renew each year on January 1 unless the HRCC or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.

The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on March 1, 2000; Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000; Hugh M. Queener, Chief Administrative Officer, on August 1, 2000; and  Harold R. Carpenter, Chief Financial Officer, on March 14, 2006.  Each of these employment agreements was amended on January 1, 2008 to eliminate the automatic three year renewable clause in the agreement as well as incorporate the impact of IRS Code Section 409A into the agreement and were further amended in 2014 to provide each Named Executive Officer with six weeks of paid vacation and to make certain other immaterial changes. There were no other significant changes to the terms and conditions of the original agreement as a result of these amendments.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executives in the event that the Company terminates the employment of the executive without "cause" or the executive terminates his employment for "cause".  The employment agreements also require the Company to make certain payments to the executives in the event that the executive becomes disabled.  Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three year's base salary.  If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.
Pinnacle Financial Partners, Inc.

The employment agreements also contain provisions that if the Company terminates the executive without "cause" or the executive terminates his employment with the Company for "cause" within a year following a "change of control", the executive shall be entitled to a lump sum severance payment equal to three times the executive's then current salary and target bonus, plus certain retirement benefits plus tax payments.  Generally, this "change of control" provision is typically referred to as a "double trigger" such that (a) a change of control as defined in the employment agreements has to occur and (b) the executive has to terminate his employment for "cause", again as defined in the employment agreement, as follows:

(a)
A "change of control" generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company's shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(b)
Termination by the executive for "cause" generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority has occurred such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive's job title or scope of responsibility has occurred, a change in office location of more than 25 miles from the executive's current office location or a material change in salary, bonus opportunity or other benefit has occurred.

For purposes of Messrs. Turner's, McCabe's, Queener's and Carpenter's employment agreements, the term "cause" for purposes of determining whether the Company or Pinnacle Bank has terminated the individual in a manner that does not require payment of the change of control or severance benefits  means a material breach by the individual of his employment agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to the individual by the Company or Pinnacle Bank; the individual's arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach of trust or moral turpitude; conduct by the individual that amounts to gross and willful insubordination or inattention to his duties and responsibilities under the employment agreement; or conduct by the individual that results in removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.

For purposes of Messrs. Turner's, McCabe's, Queener's and Carpenter's employment agreements, the term "cause" for purposes of determining whether the individual has the ability to voluntarily terminate his employment and receive payment of the change of control or severance benefits means a material modification to the individual's job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under the employment agreement without his written consent; an adverse change in supervision, including a requirement that the individual report to a person or entity different than the person or entity to whom he reported previously, which change in supervision is effected without the individual's written consent; an adverse change in overall supervisory authority which change in supervisory authority is effected without the individual's written consent; any change in the individual's office location such that the individual is required to report regularly to a location that is beyond a 25-mile radius from his office location at the time the employment agreement was entered into, which change in office location is effected without the individual's written consent; any material reduction in salary, bonus opportunity or other benefits provided for in the employment agreement from the level in effect immediately prior to such reduction; and any giving of notice of non-renewal of the employment agreement by the Human Resources Committee of the Board of Directors of the Company.

Also in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination.  In addition, the executive will be indemnified by the Company for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive.  The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.
Pinnacle Financial Partners, Inc.

In September 2012, the Company entered into a change of control agreement with Mr. White providing Mr. White with certain benefits in the event that his employment is terminated within twelve months following a change of control (as defined in the agreement).  This agreement automatically renews each year on January 1 unless the Committee or Mr. White gives the other notice of intent to terminate the agreement prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.  Notwithstanding the foregoing, the change of control agreement may be terminated earlier in the event that prior to the earlier of a change of control or the Company entering into an agreement providing for a change of control, Mr. White shall cease to serve as the Chief Credit Officer/Chairman Knoxville, or the HRCC or the Company's Chief Executive Officer shall determine, in their sole discretion, that it is no longer appropriate to provide Mr. White with post-change of control benefits. This agreement was amended on November 20, 2012 to provide that the Company, or any successor to the Company upon a change of control, shall continue to make available to Mr. White following a change of control a life insurance benefit equal to two times his annual base salary not to exceed $500,000 at Mr. White's sole cost and expense for three years following the change of control; provided, that, if the Company's group life policy in effect as of the date of the amendment has then expired or terminated, the Company's, and any successor's, obligation to make the benefit available shall be only an obligation to use commercially reasonable efforts to make the benefit available.

Pursuant to the terms of the Mr. White's change of control agreement, as amended, if, within twelve (12) months following a "change of control" (as defined below), the Company or the Bank terminates Mr. White's employment without "cause" (as defined below) or Mr. White terminates his employment for "cause" (as defined below), the Company will be obligated to pay Mr. White a payment equal to two (2) times his then current base salary and target bonus amount on the last day of the month following the date of his termination. Furthermore, Mr. White and his immediate family will be entitled to continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three years, including the Company-funded portion of the plan. In addition, Mr. White will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three years at a cost to the Company and/or the Bank not to exceed $2,500.

For purposes of Mr. White's change of control agreement a "change of control" has the same definition as that term is defined in the employment agreements for Messrs. Turner, McCabe, Queener and Carpenter.  For purposes of Mr. White's change of control agreement , "cause" for purposes of determining whether Mr. White has the ability to voluntarily terminate his employment and receive payment of the change of control benefits under the agreement, generally means that immediately following the change of control, a material modification in Mr. White's job title or scope of responsibility has occurred without his consent; Mr. White, without his consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of Pinnacle Bank; an adverse change in Mr. White's overall supervisory authority occurs without his consent; a change in Mr. White's office location of more than 25 miles from his office location immediately following the change of control is effected without his consent; a material change in Mr. White's salary, bonus opportunity or other benefits has occurred; or the change of control is not renewed prior to the expiration of the then current term.

For purposes of Mr. White's change of control agreement, "cause", for purposes of determining whether the Company or Pinnacle Bank has terminated Mr. White's employment in a manner that does not require the payment to Mr. White of the change of control benefits under the agreement means a material breach by Mr. White of the terms of the agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or Pinnacle Bank; conduct by Mr. White that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities; failure by Mr. White to perform his duties and responsibilities as an employee which remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or Pinnacle Bank; Mr. White's arrest for, his charge in relation to or conviction of a crime involving breach of trust or moral turpitude; conduct by Mr. White that amounts to gross and willful insubordination or inattention to his duties and responsibilities as an employee of the Company or the Bank; or conduct by Mr. White that results in his removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.

For purposes of Mr. White's change of control agreement , "cause" for purposes of determining whether Mr. White has the ability to voluntarily terminate his employment and receive payment of the change of control benefits under the agreement, generally means that immediately following the change of control, a material modification in Mr. White's job title or scope of responsibility has occurred without his consent; Mr. White, without his consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of Pinnacle Bank; an adverse change in Mr. White's overall supervisory authority occurs without his consent; a change in Mr. White's office location of more than 25 miles from his office location immediately following the change of control is effected without his consent; a material change in Mr. White's salary, bonus opportunity or other benefits has occurred; or the change of control is not renewed prior to the expiration of the then current term.
Pinnacle Financial Partners, Inc.

On July 1, 2016, in connection with the consummation of its acquisition of Avenue, the Company and Pinnacle Bank entered into an employment agreement with Mr. Samuels.  The employment agreement provides for a three-year term and provides that Mr. Samuels will receive a payment equal to two times his then current base salary and target bonus amount if his employment is terminated by the Company without cause (as defined in the employment agreement) or by Mr. Samuels for cause (as defined in the employment agreement) within 12 months following a change of control (as defined in the employment agreement). In the event that any payments or benefits paid to Mr. Samuels by the Company would subject him to an excise tax under Section 4999 of the Code, any such payments or benefits shall be reduced (but not below zero) to the extent necessary to avoid an excise tax on any portion of such payments or benefits, but only if the net amount of such payments or benefits, as reduced, is greater than or equal to the net amount of such payments or benefits if such reduction were not made and the tax was paid by Mr. Samuels.

If the Company terminates Mr. Samuels without cause or Mr. Samuels terminates his employment for cause, in each case as those terms are defined in the employment agreement, prior to a change of control, the Company must pay Mr. Samuels his base salary for the then remaining term of the employment agreement.

For purposes of Mr. Samuels's employment agreement, "change of control" has the same meaning as that term is defined in the employment agreements with the Company's other Named Executive Officers and "cause" whether in the case where Mr. Samuels's employment is terminated by the Company or voluntarily by him has the same meaning as those terms are defined in the employment agreements with the Company's other Named Executive Officers.

In connection with the closing of its acquisition of Avenue, the Company assumed the SERP Agreement. Under the SERP Agreement, upon Mr. Samuels' separation from service with the Company or Pinnacle Bank, annual benefits shall be distributed to Mr. Samuels for the greater of (i) 15 years, or (ii) his lifetime, at an amount equal to 60% of the average base salary for the 60 full months immediately preceding such separation from service. In addition, if any benefit distributable under the SERP Agreement would create an excise tax under the excess parachute rules of Section 280G of the Code, Pinnacle Bank is required to pay Mr. Samuels an amount equal to the amount necessary to place him in the same after-tax position as he would have been had no excise tax been imposed upon on, incurred or paid by him. Mr. Samuels was fully vested in his benefits under the SERP Agreement effective October 31, 2011.

Equity Awards

Furthermore, in the event of a change of control, any unvested restricted share awards (including restricted shares issued in settlement of performance-based vesting restricted share units), pursuant to the restricted share agreements with the executives noted above, would immediately vest.  For the performance-based vesting restricted share units issued in 2016, 2015 and 2014, the amount that would vest upon a change in control would be determined by the HRCC and would equal the greater of the target level payout and the amount that would have been expected to vest based on the Company's performance through the date the HRCC makes is determination.  For the performance-based vesting restricted share units issued prior to 2014, upon occurrence of a change in control as of December 31, 2016, all of the restrictions applicable to the restricted shares issued in settlement of these performance units would vest.

 Amounts Payable to Named Executive Officers Following Certain Termination Scenarios

The following is a tabular presentation of the amounts that would be owed the Named Executive Officers assuming the event occurred on December 31, 2016. The following table does not include the value of payments that would be owed to Mr. Samuels under the SERP Agreement as those payments are unconditional given that Mr. Samuels was fully vested in his benefits under the SERP Agreement effective October 31, 2011. See the "SERP Benefits for 2016" table above for more information.
Pinnacle Financial Partners, Inc.

	Employee disability (2)	Employee death (2)	Pinnacle terminates employment without cause		Employee terminates employment for cause		Pinnacle terminates employee for cause or Employee terminates employment without cause	Employee retires (3)		Pinnacle terminates Employee without cause or Employee terminates for cause within twelve months of a change of control (4)

M. Terry Turner
Base Salary	$856,480	$-	$856,480		$856,480		$-	$		$856,480
Cash incentive payment	-	-	-		-		-			856,480
Total	$856,480	$-	$856,480		$856,480		$-	$		$1,712,961
Multiplier (in terms of years)	x .5	x 0	x 3		x 1		x 0			x 3
Aggregate cash payment	$428,240	$-	$2,569,441		$856,480		$-	$		$5,138,882

Health insurance - $800 per month	$-	$-	$9,600		$2,400		$-	$		$28,800
Tax assistance	$-	$-	$-		$-		$-	$		$7,500
Value of unvested or unearned restricted shares
and performance units
that immediately vest	$12,560,001	$12,560,001	$-		$-		$-	$		$12,560,001
Payment for excise tax and gross up (1)	-	-	-		-		-			7,951,554
	$12,988,241	$12,560,001	$2,579,041		$858,880		$-		$-	$25,686,737
Robert A. McCabe, Jr.
Base Salary	$813,020	$-	$813,020		$813,020		$-	$		$813,020
Cash incentive payment	-	-	-		-		-			813,020
Total	$813,020	$-	$813,020		$813,020		$-	$		$1,626,041
Multiplier (in terms of years)	x .5	x 0	x 3		x 1		x 0			x 3
Aggregate cash payment	$406,510	$-	$2,439,061		$813,020		$-	$		$4,878,122

Health insurance - $800 per month	$-	$-	$9,600		$2,400		$-	$		$28,800
Tax assistance	$-	$-	$-		$-		$-	$		$7,500
Value of unvested or unearned restricted shares
and performance units
that immediately vest	$10,803,524	$10,803,524	$-		$-		$-	$		$10,803,524
Payment for excise tax and gross up (1)	-	-	-		-		-			5,857,775
	$11,210,034	$10,803,524	$2,448,661		$815,420		$-	$		$21,575,721
Ronald L. Samuels
Base Salary	$424,300	$-	$424,300		$424,300		$-	$		$424,300
Cash incentive payment	-	-	-		-		-			-
Total	$424,300	$-	$424,300		$424,300		$-	$		$424,300
Multiplier (in terms of years)	x .5	x 0	x 2.5	(5)	x 2.5	(5)	x 0			x 2
Aggregate cash payment	$212,500	$-	$1,060,750		$1,060,750		$-	$		$848,600

Health insurance - $800 per month	$-	$-	$9,600		$2,400		$-	$		$28,800
Tax assistance	$-	$-	$-		$-		$-	$		$7,500
Value of unvested or unearned restricted shares
and performance units
that immediately vest	$357,311	$357,311	$-		$-		$-	$		$357,311
Payment for excise tax and gross up (1)	-	-	-		-		-			-
	$569,461	$357,311	$1,070,350		$1,063,150		$-		$-	$1,242,211

Pinnacle Financial Partners, Inc.

	Employee disability (2)	Employee death (2)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates employee for cause or Employee terminates employment without cause	Employee retires (3)		Pinnacle terminates Employee without cause or Employee terminates for cause within twelve months of a change of control (4)
Hugh M. Queener
Base Salary	$411,280	$-	$411,280	$411,280	$-	$		$411,280
Cash incentive payment	-	-	-	-	-			308,460
Total	$411,280	$-	$411,280	$411,280	$-	$		$719,741
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 3
Aggregate cash payment	$205,640	$-	$1,233,841	$411,280	$-	$		$2,159,222

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$7,500
Value of unvested or unearned restricted shares
and performance units
that immediately vest	$3,636,656	$3,636,656	$-	$-	$-	$		$3,636,656
Payment for excise tax and gross up (1)	-	-	-	-	-			2,167,184
	$3,842,296	$3,636,656	$1,243,441	$413,680	$-		$-	$7,999,361
Harold R. Carpenter
Base Salary	$411,280	$-	$411,280	$411,280	$-	$		$411,280
Cash incentive payment	-	-	-	-	-			308,460
Total	$411,280	$-	$411,280	$411,280	$-	$		$719,741
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 3
Aggregate cash payment	$205,640	$-	$1,233,841	$411,280	$-	$		$2,159,222

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$7,500
Value of unvested or unearned restricted shares
and performance units
that immediately vest	$3,636,656	$3,636,656	$-	$-	$-	$		$3,684,127
Payment for excise tax and gross up (1)	-	-	-	-	-			2,228,467
	$3,842,296	$3,636,656	$1,243,441	$413,680	$-		$-	$8,108,116
Joseph Harvey White
Base Salary	$-	$-	$-	$-	$-	$		$309,520
Cash incentive payment	-	-	-	-	-			123,808
Total	$-	$-	$-	$-	$-	$		$433,328
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 2
Aggregate cash payment	$-	$-	$-	$-	$-	$		$866,657

Health insurance - $800 per month	$-	$-	$-	$-	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$2,500
Value of unvested or unearned restricted shares
and performance units
that immediately vest	$-	$2,759,387	$-	$-	$-	$		$2,759,387
Payment for excise tax and gross up (1)	-	-	-	-	-
	$-	$2,759,387	$-	$-	$-	$		$3,657,344

Pinnacle Financial Partners, Inc.

(1)
In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and restricted stock unit awards (including performance-based vesting restricted stock unit awards) in addition to the cash payments and healthcare benefits noted above.  As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $2,372,000, $2,019,000, $665,000, and $673,000, respectively.  As a result, the Company has assumed a combined personal income tax rate of 55% for each executive and has included the additional gross up amount which includes the anticipated excise tax obligation in the table above.  The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to section 280G of the Code.

(2)
The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company's broad based group disability insurance policies or group life insurance policy.  These benefits would be paid pursuant to these group polices which are provided to all employees of the Company.  Additionally, and also not included in the above amounts, the Named Executive Officers (other than Mr. Samuels) and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., "gap coverage") for these individuals over the broad-based group disability coverage maximums. For each of the Named Executive Officers other than Mr. Samuels, with respect to unvested, time-based restricted share awards reflected in the amounts noted above, the total includes the value of all of such unvested awards. For each of the Named Executive Officers other than Mr. Samuels, with respect to unvested, performance-based restricted shares issued in settlement of previously earned performance-based vesting restricted stock units but for which the applicable soundness threshold measurement date has not yet occurred, includes the value of all of such shares.  For each of the Named Executive Officers other than Mr. Samuels, with respect to performance-based vesting restricted stock units for which the performance period has been completed, but for which the related service period, if applicable, or soundness threshold measurement date has not occurred, includes the value of the performance-based vesting restricted share units earned for the completed performance period.  For each of the Named Executive Officers other than Mr. Samuels, with respect to the performance-based vesting restricted stock units for which the performance period has not been completed, includes the value of  the maximum amount of such units that may be earned.  In respect of those awards of performance-based vesting restricted stock units for which the performance period has not been completed, the amount of such units that shall vest upon the Named Executive Officer's death or disability would be determined by the Human Resources and Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to be earned based on the Company's performance through the date of the Named Executive Officer's death or disability. For Mr. Samuels, with respect to unearned performance-based vesting restricted shares includes the maximum amount of such shares that may be earned.

(3)
For each of the Named Executive Officers other than Mr. Samuels, includes the value of performance-based vesting restricted share units at December 31, 2016 for awards granted in 2014, 2015 and 2016 at maximum levels of payout subject to performance criteria determined as of the respective grant date.  Upon retirement from the Company after reaching age 65, eligible associates are entitled to receive the number of units that they would have earned but for the fact that they had not yet completed any required service period or that they would have earned for the performance period during which they retired based on the Company's performance for that period against the performance criteria established at grant date prorated for the number of days they were employed during the performance period. These units that are earned will be settled in shares of the Company's common stock only if the Company achieves the NPA ratio applicable to such awards at December 31, 2017 and 2018 in the case of the 2014 awards, at December 31, 2019 in the case of the 2015 awards and at December 31, 2020 in the case of the 2016 awards. For awards granted prior to 2014, the Named Executive Officer would have forfeited any awards of unvested restricted shares or unearned performance-based vesting restricted shares or restricted share units upon retirement. For Mr. Samuels, with respect to unearned performance-based vesting restricted shares, includes no amount as these shares would have been forfeited had Mr. Samuels retired.

(4)
For the performance-based vesting restricted share units issued in 2016, 2015 and 2014, the amount that would vest upon a change in control would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to be earned based on the Company's performance through the date the Human Resources and Compensation Committee makes is determination. The amounts presented in the table reflect the maximum level payout. For the performance-based vesting restricted share units issued prior to 2014, upon occurrence of a change in control as of December 31, 2016, all of the restrictions applicable to the restricted shares issued in settlement of these performance units would vest. For the performance-based restricted shares issued to Mr. Samuels in 2016, the amount that would vest upon a change in control would be determined by the Compensation Committee and would equal the amount that would have been expected to vest based on the Company's performance through the date the Compensation Committee makes its determination. The amount presented in the table reflects all of the award vesting.

(5)
Under the terms of Mr. Samuels' employment agreement with the Company, if the Company terminates him without cause or he terminates his employment for cause, in each case as those terms are defined in his employment agreement, Mr. Samuels is entitled to his base salary for the then remaining term of the employment agreement, which as of December 31, 2016 was 30 months, or 2.5 years.

Pinnacle Financial Partners, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 24, 2017, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of February 24, 2017.

	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants Exercisable within 60 days of February 24, 2017	Total	Percent of All Shares Owned
Board of Directors (1):
H. Gordon Bone (2)	82,337	-	82,337	0.17%
Charles E. Brock	20,251	31,083	51,334	0.10%
Renda J. Burkhart	3,933	-	3,933	0.01%
Gregory L. Burns	32,562	-	32,562	0.07%
Colleen Conway-Welch	38,828	-	38,828	0.08%
Marty G. Dickens	19,462	-	19,462	0.04%
Thomas C. Farnsworth, III	18,830	-	18,830	0.04%
Joseph C. Galante	16,618	-	16,618	0.03%
Glenda Baskin Glover	5,011	-	5,011	0.01%
William F. Hagerty, IV	3,914	-	3,914	0.01%
William H. Huddleston, IV (2)	65,906	-	65,906	0.13%
David B. Ingram (3)	176,405	-	176,405	0.35%
Ed C. Loughry, Jr.	138,292	-	138,292	0.28%
Robert A. McCabe, Jr. (2)	661,286	-	661,286	1.33%
Ronald L. Samuels	72,294	-	72,294	0.15%
Gary L. Scott	49,576	-	49,576	0.10%
Reese L. Smith, III	63,762	-	63,762	0.13%
M. Terry Turner (2)	622,328	31,171	653,499	1.31%

Named Executive Officers (1):
Hugh M. Queener (2)	297,944	21,253	319,197	0.64%
Harold R. Carpenter (2)	144,483	17,711	162,194	0.33%
J. Harvey White	55,551	-	55,551	0.11%

All Directors and executive officers as a Group (21 persons)	2,589,573	101,218	2,690,791	5.41%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:
BlackRock, Inc. (4)
55 East 52nd Street
New York, NY 10055	4,849,946	-	4,849,946	9.75%

The Vanguard Group, Inc. (5)
100 Vanguard Blvd.
Malvern, PA 19355	3,687,644	-	3,687,644	7.41%

All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	8,537,590	-	8,537,590	17.16%

(1)
Except as set forth below, each person is the record owner of and has sole voting and investment power with respect to his or her shares.  Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.

(2)
As of February 24, 2017, the following individuals have pledged the following amounts of their Common Stock beneficially owned to secure lines of credit or other indebtedness: Mr. Turner – 144,647 shares; Mr. McCabe – 130,025; Mr. Queener – 48,500 shares; Mr. Huddleston – 45,784 shares; Mr. Bone – 49,191 shares; and Mr. Carpenter – 11,208 shares.

(3)	Mr. Ingram disclaims beneficial ownership of 143,099 shares of Common Stock held in trusts for the benefit of his children for which trusts Mr. Ingram's spouse is the trustee.
(4)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on January 17, 2017.
(5)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 13, 2017.
Pinnacle Financial Partners, Inc.

Stock Ownership Guidelines

All of the Company's directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company's Corporate Governance Guidelines.  Generally, the guidelines require that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any.  For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value.  As of December 31, 2016 such market value per share was $69.44.  The minimum guidelines must be satisfied exclusive of shares pledged or held in margin accounts with outstanding margin debt.  All of the Company's directors are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).

The Board of Directors also expects the Chief Executive Officer and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of Common Stock.  The minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board are a minimum of 400% of their annual cash salary in Company Common Stock.  For purposes of this measurement, the average closing price of the Company's Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive's holdings.  Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chief Administrative Officer; 200% of the annual cash salary for the Chief Financial Officer; and 150% of the annual cash salary for the Chief Credit Officer.  All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership (including compliance exclusive of shares pledged).  Should an executive officer's ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board. All of the Company's executive officers are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).

Anti-Hedging Policy and Pledges of Shares of Common Stock

The Company has an anti-hedging policy that prohibits directors, officers or employees from engaging in short sales or hedging including purchases or sales of puts or calls, collars or other hedging on the Company's Common Stock, and such transactions violate its Insider Trading Policy and Code of Conduct. Directors and executive officers must certify compliance with the Insider Trading Policy and Code of Conduct annually.

The Company's Corporate Governance Guidelines also state that pledging of shares of Company Common Stock was disfavored and executive officers should seek to minimize the amount of stock pledged over time. As noted above, shares of Common Stock pledged are not counted toward compliance with stock ownership guidelines by our Named Executive Officers and directors.  The Nominating and Corporate Governance Committee takes into account compliance with the ownership guidelines in considering whether to re-nominate a director.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file.  To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2016, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of the persons who were directors or executive officers of the Company during 2016, complied with all applicable Section 16(a) filing requirements during 2016 except that Mr. Brock had one late Form 4 filing related to reporting the shares of Common Stock he acquired in connection with the Company's merger with CapitalMark. In addition, during 2016, Mr. Ingram filed an amendment to a Form 4 and a Form 3 to restate his holdings, which were incorrectly reported in the original Form 4 and Form 3.

Pinnacle Financial Partners, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan and deposit transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All these transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any transaction required to be described in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee regarding the Company's audited financial statements to be included in the Company's Annual Report on Form 10-K:

We have reviewed and discussed with management the Company's audited financial statements as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016.

We have discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301.

We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the Company's independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Gary L. Scott, Chairman
Gregory L. Burns, Member
Renda J. Burkhart, Member
Thomas C. Farnsworth III, Member
Glenda Baskin Glover, Member
William F. Hagerty IV, Member
David B. Ingram, Member
Reese L. Smith, III, Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.
Pinnacle Financial Partners, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company engaged Crowe Horwath LLP ("Crowe") to serve as the Company's independent registered public accounting firm for the Company for the year ended December 31, 2016. KPMG LLP ("KPMG") served as the Company's registered public accounting firm in 2015.

Audit Fees.  During the years ended December 31, 2016 and 2015, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2016	2015
Audit Fees (1)	$860,000	$884,750
Audit-Related Fees	23,883	20,000
Tax Fees	288,775	-
All Other Fees	-	-
Total Fees	$1,172,658	$904,750

(1)
Includes fees related to the annual independent audit of the Company's financial statements and reviews of the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings. These fees also include fees for services in conjunction with our 2015 and 2016 acquisitions.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services performed by the Company's independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Crowe and KPMG during fiscal years 2016 and 2015, respectively, prior to performing such services.

The Audit Committee completed a review of the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. As a result of this review, on February 29, 2016, the Audit Committee notified KPMG of its decision to dismiss KPMG as the Company's independent registered public accounting firm, effective as of February 29, 2016. On February 29, 2016, based upon the recommendation and approval of the Audit Committee, the Company retained Crowe as its independent registered public accounting firm for the fiscal year ending December 31, 2016.

Neither of KPMG's audit reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2015 and 2014 contained an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles. Neither of KPMG's audit reports on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 contained an adverse opinion or disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles. During the Company's fiscal years ended December 31, 2015 and 2014, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter in connection with its reports on the Company's consolidated financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the Company's fiscal years ended December 31, 2015 and 2014, neither the Company, nor any party on behalf of the Company, consulted with Crowe with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided to the Company and none was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, respectively.

Pinnacle Financial Partners, Inc.

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.

If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.

GENERAL INFORMATION

Annual Report.  The Company's 2016 Annual Report being made available to shareholders with this proxy statement.  The Annual Report is not a part of the proxy solicitation materials.

Additional Information.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn:  Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.  Also, the Company's Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2016 can also be accessed via the "Investor Relations" section of the Company's website located at www.pnfp.com.

By Order of the Board of Directors,
Hugh M. Queener
Corporate Secretary
March 9, 2017

Pinnacle Financial Partners, Inc.

PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2017

The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc., which the undersigned would be entitled to vote if personally present at the  2017 Annual Meeting of Shareholders to be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee  37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the 2017 Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE "FOR" PROPOSALS 1 THROUGH 3, AND THE OPTION OF ANNUAL FOR PROPOSAL 4.

PROPOSAL #1: To elect fourteen persons to serve as directors, for a term of one year and until the due election and qualification of their successors;

Charles E. Brock	Renda J. Burkhart	Gregory L. Burns
Marty G. Dickens	Thomas C. Farnsworth, III	Joseph C. Galante
Glenda Baskin Glover	David B. Ingram	Ed C. Loughry, Jr.
Robert A. McCabe, Jr.	Ronald L. Samuels	Reese L. Smith, III
Gary L. Scott	M. Terry Turner

[ ] FOR all	[ ] AGAINST all	[ ] FOR ALL EXCEPT

INSTRUCTION:  To vote "Against" any individual nominee, mark "For All Except" above, and write the names of the nominees for which you do NOT wish to vote FOR in the space below.

PROPOSAL #2:  To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #3:   To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #4:   To vote on the frequency (either annual, biennial or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company's named executive officers:

[ ] ANNUAL	[ ] BIENNIAL	[ ] TRIENNIAL	[ ] ABSTAIN

* * * * * * * *

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR PROPOSALS #1, #2, #3 AND FOR THE OPTION OF ANNUAL FOR PROPOSAL #4

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.
_____________________________	_____________________________	Date: ______________, 2017
Signature of Shareholder(s)	Signature of Shareholder(s)

_____________________________	_____________________________
Please print name of Shareholder(s)	Please print name of Shareholder(s)